As filed with the Securities and Exchange Commission on February 27, 1997.
                                           Registration No. 33-______
-------------------------------------------------------------------------------
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            ---------

                            FORM SB-2

                      REGISTRATION STATEMENT
                              Under
                    THE SECURITIES ACT OF 1933

                            ---------

                      ILLUMINATED MEDIA INC.
          (Name of Small Business Issuer in its Charter)

                   ----------------------------
  Minnesota                        7319                   41-1744582
(State of           (Primary Standard Industrial       (I.R.S. Employer
 Incorporation)           Classification Code Number)   Identification No.)

 15 South Fifth Street, Suite 715, Minneapolis, Minnesota 55402
             Telephone 612/338-3554 FAX 612/370-0381
  (Address and telephone number of principal executive offices, and of intended principal place of business)

             Robert H. Blank, Chief Executive Officer
                     Illuminated Media, Inc.
  15 South Fifth Street, Suite 715, Minneapolis, Minnesota 55402
             Telephone 612/338-3554 FAX 612/370-0381
    (Name, address and telephone number of agent for service)

                     -----------------------
                            Copies to:

Richard P. Keller, Esq.          Michael L. Berde, Esq./Kevin S. Spreng, Esq.
Keller & Lokken, P.A.                   Furber Timmer Zahn, PLLP
175 E. 5th Street, Suite 763             333 South Seventh St., Suite 2100
St. Paul, Minnesota 55101                    Minneapolis, MN 55402
(612) 292-1001                     (612) 338-3965
(612) 292-8912 (FAX)                    (612) 330-0959 (FAX)

                     -----------------------

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                 CALCULATION OF REGISTRATION FEE

                                         Proposed  Proposed
                                         Maximum   Maximum
  Title of Each Class of      Amount    Offering  Aggregate   Amount of
Securities to be Registered   To Be     Price Per  Offering   Registration
                         Registered     Unit      Price          Fee
________________________________________________________________________________

Common Stock             1,500,000      $1.00     $  1,500,000   $  517.24

Warrants to Purchase
  Common Stock           1,500,000     --              --            --

Common Stock (Underlying
           Warrants)          3,000,000    2.75       8,250,000   2,844.83

Common Stock (Underlying
   Underwriter's Warrant)    150,000        1.20          180,000       62.07

Warrants to Purchase Common
  Stock (Underlying Underwriter's
                Warrant)        150,000         --              --            --

Common Stock (Underlying
  Warrants within Underwriter's
                Warrant)       300,000        2.75       825,000       284.48

     TOTAL:                                           $10,755,000    $3,708.62


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                    ILLUMINATED MEDIA, INC.


                           ILLUMINATED MEDIA INC.
               Registration Statement on Form SB-2
--------------------------------------------------------------------------------
         Cross Reference Sheet Between Items of Form SB-2
               and Prospectus as to 1,500,000 Units
--------------------------------------------------------------------------------
                        Item in Form SB-2


1.   Front of Registration Statement and Outside Front Cover of Prospectus

2.   Inside Front and Outside Back Cover Pages of Prospectus

3.   Summary Information and Risk Factors

4.   Use of Proceeds

5.   Determination of Offering Price

6.   Dilution

7.   Selling Security Holders

8.   Plan of Distribution

9.   Legal Proceedings

10.  Directors, Executive Officers, Promoters and Control Persons

11.  Security Ownership of Certain Beneficial Owners and Management

12.  Description of Securities

13.  Interest of Named Experts and Counsel

14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

15.  Organization Within Last Five Years

16.  Description of Business

17.  Management's Discussion and Analysis or Plan of Operation

18.  Description of Property

19.  Certain Relationships and Related Transactions

20.  Market for Common Equity and Related Stockholder Matters

21.  Executive Compensation

22.  Financial Statements

23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

 Caption or Location in Prospectus


Front of Registration Statement; front cover page of Prospectus

Inside Front and outside back Cover Page

Summary of Offering; High Risk Factors

Use of Proceeds

Risk Factor No. 13; Description of Securities

Dilution

Not Applicable

Underwriting

Business - Legal Proceedings

Management

Principal Shareholders

Description of Securities

Not applicable

Management-Limitation of Directors' Liability; Item 28.c.
of Registration Statement

Certain Transactions

Business

Management's Discussion and Analysis

Business-Property

Certain Transactions

Cover Page of Prospectus; Description of Securities

Management - Executive Compensation

Financial Statements

Not Applicable.

      Legend Required by Item 501(a)(8) of Regulation S-B:

   Information contained herein is subject to completion or amendment.   A
   registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     For the sake of clarity and because of the limitations inherent in the type of binding used for the registration statement, the legend required by
Item 1 of Form SB-2 and Item 501(a)(8) of Regulation S-B is set forth above. No copies of any of the Preliminary Prospectuses contained herein will be delivered to any person without such legend appearing on the cover page thereof in compliance with Item 501(a)(8) of Regulation S-B.

     Should any copy of the Preliminary Prospectus be delivered to any person, it will include on its cover the above legend and the following words:

          Preliminary Prospectus, dated February 26, 1997
          Subject to Completion



Preliminary Prospectus              ILLUMINATED MEDIA INC.
Dated February 26, 1997
Subject to Completion          Maximum Offering: l,500,000 Units
                               Minimum Offering: 550,000 Units

         Each Unit Consists of One Share of Common Stock and One Redeemable Warrant for the Purchase of Two Shares of Common Stock

     Each warrant entitles the holder to purchase at any time for a period of five years following the date of this Prospectus two shares of Common Stock at an exercise price per share of $2.75 each. The warrants are subject to redemption by the Company for $.01 per warrant, on 30 days written notice, if the closing bid price of the Common Stock exceeds $3.25 per share, for any 20 consecutive trading days prior thereto. See "Description of Securities". Prior to this offering, there has been no market for the Company's
securities.   The Warrants may not be exercised unless a current registration statement is in effect with respect to the underlying shares of Common Stock.


THE UNITS OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION.   SEE "RISK
FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS.   ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.
                    Price to       Underwriting        Proceeds
                    Public         Commissions(1)      to Company(2)
     Per Unit       $1.00          $.10                $.90
Total Minimum (3)   $550,000       $55,000             $495,000
Total Maximum (3)   $1,500,000     $150,000            $1,350,000

(1) In addition, the Company has agreed to (a) pay the Underwriter, a non-accountable expense allowance equal to 3% of the total offering price of Units sold in this offering (of which $5,000 has already been advanced);
(b) sell to the Underwriter, for nominal consideration, a five-year Warrant to purchase up to 10% of the number of Units sold in this offering at $1.20 per Unit; and (c) indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting expenses of the offering, payable by the Company, estimated at $70,000, not including the underwriter's non-accountable expense allowance.

(3) The Units are being offered on a "best-efforts, minimum-maximum" basis through the Underwriter and possibly a group of selected dealers. There is no minimum investment requirement. All proceeds of this offering will be deposited in an impoundment account with BankWindsor, Minneapolis, Minnesota pending sale of a minimum of 550,000 Units on or before 60 days from the date of this Prospectus (which period may be extended an additional 30 days upon mutual consent of the Company and Underwriter), and if not sold within such period, will be returned to purchasers without interest or deduction.

     The Units are offered by the Company through its agent, the Underwriter, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, and to certain other conditions.

                     TUSCHNER & COMPANY, INC.
         The date of this Prospectus is March ____, 1997.

[Photos of Skyway Ad platforms as installed and used in different locations-to be added]

                       SUMMARY OF OFFERING

     This summary, which is intended for quick reference only and does not contain all information needed for an investment decision, is qualified in its entirety by the more detailed information and financial statements, including notes, appearing elsewhere in this Prospectus.

The Company: Illuminated Media Inc. (the "Company") is an advertising media company that sells a form of indoor, out-of-home, advertising called "SKYWAY ADS", which is pictured on the inside front and rear covers of this Prospectus. See "BUSINESS". The Company's principal executive offices are located at 15 South 5th Street, Suite 715, Minneapolis, Minnesota 55402 and its telephone number is (612) 338-3554, FAX (612) 370-0381.

The Offering: A minimum of 550,000 and a maximum of 1,500,000 Units at $1.00 per Unit. Each Unit consists of one share of Common Stock and one redeemable warrant for the purchase of two shares of Common Stock, exercisable for five years at $2.75 per share. The warrant is immediately exercisable and, 30 days after the date of this Prospectus, is transferable separately from the Common Stock. The warrants are subject to redemption by the Company for $.01 per warrant, on 30 days written notice, if the closing bid price of the Common Stock exceeds $3.25 per share for any 20 consecutive trading days prior thereto. See "DESCRIPTION OF SECURITIES."

Common Stock Outstanding and To Be Outstanding:   220,000 shares of Common
Stock, and 204,999 shares of Convertible Preferred Stock (which automatically convert to Common Stock in connection with this offering), are outstanding as of January 31, 1997 (70,000 shares of Common Stock were outstanding as of November 30, 1996); 770,000 shares and 1,720,000 shares (or 974,999 shares and 1,924,999 shares after automatic conversion of preferred stock) will be outstanding, respectively, if the minimum or the maximum number of Units offered is sold, exclusive of the possible exercise of outstanding warrants for the purchase of 155,000 shares (145,667 shares as of November 30, 1996), and the possible conversion of convertible notes held by two former shareholders and one current shareholder to acquire up to 435,210 and 19,345 shares (443,485 and 19,345 shares as of November 30, 1996), and the possible exercise of any warrants included as part of the Units or the Underwriter's Unit Purchase Option. See"CAPITALIZATION".

Use of Proceeds: Net proceeds of $408,500, if the minimum number of Units offered is sold, and $1,235,000, if the maximum number of Units offered is sold, will be used to repay indebtedness, develop products, and expand into
new geographic areas.   See "USE OF PROCEEDS".

Risk Factors: This investment is highly speculative and very risky. See "HIGH RISK FACTORS".

Selected Financial Information:
Nine Months Ended 11/30/96(Unaudited)   As of 11/30/96 (Unaudited)

Revenues       $ 181,012                Current Assets $  51,606
Operating Expenses     274,152          Current Liabilities $ 478,638
Operating Loss (   93,140)              Shareholders Deficit  $(631,589)
Other Expense      27,160               Working Capital       $(427,032)
Net Loss            $(120,300)

                       HIGH RISK FACTORS

     The proposed operations and business of the Company will be subject to a high degree of risk, thereby making the securities offered hereby a highly speculative investment. Stated below are, in the Company's view, the principal risk factors affecting this offering, which must be considered carefully by prospective investors prior to making an investment decision.
  Prospective investors should be able to afford, without causing personal financial difficulty, the entire loss of their investment in the Units.

     1. Prior Operating Losses. The Company had operating losses of $157,238 and $77,332, and net losses of $174,843 and $78,662, for its fiscal years ended February 29, 1996, and February 28, 1995, respectively, and operating losses of $93,140 and $40,365, and net losses of $120,300 and $46,576, for its nine month fiscal periods ended November 30, 1996, and November 30, 1995, respectively. Whether the Company can, even with the proceeds of this offering, reverse these losses, cannot be known with certainty at this time. See "BUSINESS-Corporate History" and "FINANCIAL STATEMENTS".

     2. Negative Net Worth and Negative Working Capital. At November 30, 1996, the Company had a negative net worth of $631,589 and a negative working capital position of $427,032. As such, unless this offering or some other type of financing is completed in the near future, the Company may be unable to continue in business. See "FINANCIAL STATEMENTS" and "BUSINESS".

     3. Auditor's Opinion Reflects Uncertainty as to Going Concern Status. The report of the Company's independent auditor on the Company's financial statements as of February 29, 1996, states that, "the Company's recurring losses, negative cash flows from operations and net working capital deficiency raise substantial doubt as to its ability to continue as a going concern." The Company has an urgent need for additional capital in order to continue its operations. See"FINANCIAL STATEMENTS".

     4. Dependence Upon Key Person. The Company will be dependent upon the services of its Chief Executive Officer, Robert H. Blank. The loss of Mr. Blank's services would have a material adverse effect upon the Company's operations. The Company does not have a key person life insurance policy on the life of Mr. Blank, nor does it have an Employment and Non-Compete Agreement with Mr. Blank. However, the Company expects to purchase a key person life insurance policy on the life of Mr. Blank upon the completion of this offering. See"MANAGEMENT".

     5. Competition. In essence, the Company sells an advertising medium, and, as such, competes for advertiser's dollars with all other advertising media, whether broadcast and print media or "out-of-home." Although the percentage of dollars received by out-of-home media (the smallest of all advertising categories) has increased recently, this trend could easily change.

          There are no significant barriers to competition by other companies in the Company's advertising category. Competitors who enter this market are likely to be larger, more strongly capitalized, and have stronger relationships with building managers and national advertisers than the Company. It will be difficult, expensive, and time consuming for the Company to develop and expand its position in the marketplace. See "BUSINESS-Marketing" and "BUSINESS-Competition".

     6. Need to Create Sales Organization. In order to obtain advertising from national accounts, the Company believes it will have to expand into other markets and market venues. To do that, the Company will need to expand its sales organization, and there can be no assurance that the Company will be able to recruit, train, motivate, and retain effective sales people to accomplish this goal.

     7. Capital Requirements for Planned Expansion. The Company intends to expand its advertising concept to other cities. The Company also expects to spend a significant amount of capital on developing and implementing new technologies (such as interactive touchscreen) for use in conjunction with its SKYWAY ADS displays. Each of these proposed activities will require the expenditure of substantial funds by the Company. Accordingly, additional equity or debt financing may be required in the future. There can be no assurance that additional capital from any source will be available in the future, if and when needed by the Company, or that such capital will be available on terms acceptable to the Company. In addition, the Company is in immediate need of capital to meet its operating expenses and to undertake its
plans for expansion in the foreseeable future.   See "USE OF PROCEEDS" and
"BUSINESS".

     8. Sufficiency of Offering Proceeds/Need for Additional Financing. It is anticipated that the proceeds of this offering will last approximately 12 months if the minimum of $550,000 is raised and 24 months if the maximum of $1,500,000 is raised. Thereafter, the Company might require additional capital to meet its needs either through borrowing or through additional sales of the Company's securities. No assurances can be given that such sources of capital will be available at all, or on terms acceptable to the Company .
See "USE OF PROCEEDS" and "BUSINESS-Competition".

     9. Entry Into New Geographic Markets. Until recently, the Company marketed its SKYWAY ADS displays almost exclusively in the Twin Cities area, particularly downtown Minneapolis, downtown St. Paul, and at the Mall of
America in Bloomington, Minnesota.   The Company intends to market in other
states and cities, which may not be as receptive to the SKYWAY ADS concept.
  This will require familiarity with new markets and the development of new techniques and tools, not previously used by the Company, for managing distant locations.

     10. Potential Inability to Manage Growth Effectively. The Company hopes to significantly expand its business, in part with the proceeds of this offering. Such anticipated expansion will likely place further demands on the Company's existing management and operations. The Company's future growth and profitability will depend, in part, on its ability to successfully manage a growing sales force and implement management and operating systems which react efficiently and timely to short and long-term trends or changes in its business. There can be no assurance that the Company will be able to effectively manage any expansion of its business.
 See "USE OF PROCEEDS" and "MANAGEMENT."

     11. Current Registration Statement and State Registration Required to Exercise Warrants. Purchasers of Units will be able to exercise the Warrants only if a current Registration Statement relating to the shares of Common
Stock underlying the Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. The Warrants have no value without a current, effective Registration Statement. Although the Company will use its best efforts to maintain the effectiveness of a current Registration Statement covering the shares of Common Stock underlying the Warrants, there can be no assurance that the Company will be able to do so. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants if a current Registration Statement covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants reside.

     12. Possible Redemption of Warrants. The Warrants are subject to redemption at any time by the Company at $.01 per Warrant on 30 days prior written notice if the closing bid price of the Common Stock exceeds $3.25 per share for each of 20 consecutive trading days, at any time prior to such notice. If the Warrants are redeemed, Warrant holders will lose their right to exercise the Warrants during the balance of their five-year term except during such 30 day redemption period. If the Company redeems the Warrants, it would force the holders to exercise the Warrants at a time when it may not be advantageous for them to do so, or to sell the Warrants at the then market price, or to accept the nominal redemption price. See "DESCRIPTION OF SECURITIES-Warrants".

     13. Minnesota Anti-Takeover Law. The Company is subject to the provisions of the Minnesota Business Corporation Act, which includes provisions relating to "control share acquisitions" and restricting "business combinations" with "interested shareholders". Such provisions could have the effect of discouraging an attempt to acquire control of the Company. See "DESCRIPTION OF SECURITIES-Minnesota Anti-Takeover Law".

     14. Limitations of Liability. The Company's Articles of Incorporation provide, as permitted by Minnesota law, that a director of the Company shall not be personally liable to its shareholders for monetary damages for breach of his or her fiduciary duty of care as a director, with certain exceptions.
  In addition, the Company's bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. See "DESCRIPTION OF SECURITIES Indemnification."

     15. Determination of Offering Price. The offering price per Unit and the exercise price of the Warrants was determined arbitrarily by the Company and the Underwriter, and is not based upon net worth, earnings, or other established investment criteria of value. Accordingly, there can be no assurance that the Units can be resold at the offering price, if at all. See "DESCRIPTION OF SECURITIES".

     16. Broker-Dealer Sales of Company's Registered Securities. The Company's securities are regulated by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with a spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, such rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their securities in the secondary market, if any. See "DESCRIPTION OF SECURITIES".

     17. Outstanding Options and Warrants; Dilution. As of the date of this Prospectus, the Company has outstanding warrants, exercisable at $.50 per share, to purchase a total of 155,000 shares of Common Stock, and convertible notes held by two former shareholders and one current shareholder which would allow them to acquire up to 443,485 and 19,345 shares, respectively, of Common Stock at $.40 per share and $.75 per share, respectively, and upon successful completion of this offering the Company will have an Underwriter's Unit Purchase Option outstanding. In addition, the Company's 204,999 shares of Preferred Stock automatically convert to Common Stock in connection with this offering. The Company anticipates that many of the warrants may be exercised in the near future. In addition, there are currently outstanding 220,000 shares of Common Stock, for which the owners paid substantially less than the offering price for the Units. Purchasers of the Units will incur immediate substantial dilution from the offering price. The price which the Company will receive for its Common Stock upon exercise of such options and warrants will be significantly less than the market price for the Company's Common Stock at the time such options and warrants are exercised. While such options and warrants are outstanding, the holders thereof are given, at little or no cost, the opportunity to profit from any rise in the market price of the Company's Common Stock without assuming the risk of ownership. To the extent that any such options or warrants are exercised, the book value and voting interests of the Company's shareholders will be diluted proportionately. See "DILUTION", "MANAGEMENT" and "DESCRIPTION OF SECURITIES
 - Stock Options and Warrants".

     18. Underwriter's Unit Purchase Option. The Company has agreed to sell to the Underwriter, for nominal consideration, a Unit Purchase Option to purchase up to 10% of the Units sold in this offering at an exercise price of $1.20 per Unit (the "Unit Purchase Option"). The Company has agreed to register at its expense under the Securities Act of 1933, as amended,and applicable state securities acts, the Units and the shares of Common Stock
purchasable upon exercise of the warrants included in the Units.   Both the
warrants and any profits realized by the Underwriter on the sale of the shares underlying the warrants could be considered additional underwriting compensation. For the life of the warrants, the holders thereof are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise price of the warrants and the market price for the Common Stock with a resulting dilution in the interest of existing shareholders. The terms on which the Company could obtain additional capital during the exercise period of the Underwriter's Unit Purchase Option may be adversely affected, as the holders of the Underwriter's Unit Purchase Option may be expected to exercise them when, in all likelihood the Company would be able to obtain any needed capital by a new placement of securities on terms more favorable than those provided by the Underwriter's warrants. See "UNDERWRITING"..

     19. Limited Experience of the Underwriter. The Underwriter commenced business in May, 1994 and has completed only one public offering to date. The Underwriter's relative inexperience in conducting public offerings could have an adverse effect on the "due diligence" investigation of the Company which the Underwriter has conducted, although the Underwriter believes that such investigation has been thorough on its part. Moreover, although the Underwriter believes it has exercised care in establishing the Price to Public of the Units offered hereby, the Underwriter's inexperience in establishing the price of the Units in this offering, and possibly in acting as a market-maker after the effective date of this offering, could have an adverse effect on the market value of the Units offered hereby following the completion of this offering. See "UNDERWRITING".

     20. Absence of Dividends. The Company has never declared or paid a cash dividend on its common stock. The Company intends to retain any earnings for use in the operation and expansion of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future, including on the shares of Common Stock offered as part of the Units.
  See"DIVIDEND POLICY."

     21. No Stabilization. In connection with this offering, the Underwriter will not over allot or effect transactions which are intended to stabilize or maintain the market price of the Common Stock, the Warrants, and/or the Units at a level above that which might otherwise prevail in the open market. See "UNDERWRITING".

     22. Limited Manufacturing Experience. To date, the Company's SKYWAY ADS platforms have only been manufactured in limited quantities and have not been manufactured on a commercial scale, and platforms with DISCOVERSCREEN enhancements have never been manufactured. As a result, there can be no assurance that the Company will not encounter difficulties in obtaining reliable and affordable contract manufacturing assistance and/or in scaling up its manufacturing capabilities, including problems involving production yields, per-unit manufacturing costs, quality control, component supply, and shortages of qualified manufacturing personnel. Any such difficulties could also result in the inability of the Company to satisfy any customer demand for its products in a cost-effective manner and would likely have a material adverse effect on the Company.

     23. Potential Inability to Adapt to Changes in Technology. The Company's market is subject to rapid technological change and intense competition.
  There can be no assurance that the Company will be able to keep pace with this change. The Company's products could become subject to technological obsolescence and there can be no assurance that the Company will be able to adapt to rapidly changing technology. If the Company is unable for technological or other reasons to develop products on a timely basis in response to technological changes, or if the Company's products or product enhancements do not achieve market acceptance, the Company's business would be materially and adversely affected.

     24. Limited Sources of Supply. The Company has only limited agreements with vendors to supply components and subassemblies on a continuing basis.
  Should production requirements increase, the need for additional components and subassemblies will increase. In the future, the Company will attempt to
(i) consummate formal supply agreement relationships, although there can be no assurance that it will be able to do so, and (ii) obtain multiple sources of supply for most of its components, although it may be necessary to have limited sources ofsupply for certain components. Should a key supplier be unwilling or unable to supply any such components or subassemblies in a timely manner, the Company would be materially adversely affected. See "BUSINESS MARKETING SALES."

     25. Technology. The Company intends to acquire with some of the proceeds of this offering, a certain number of units of a proposed new product called
DISCOVERSCREEN. The Company does not own this product and does not control its development or improvement. A prototype of the DISCOVERSCREEN product has not yet been built. Technological difficulties in developing, installing and maintaining new products are common, and may occur.

     26. Effect on Market Price of Shares Eligible for Future Sale. Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 1,924,999 shares of Common
Stock to be outstanding upon completion of a maximum offering, only the 1,500,000 shares offered as part of the Units will be eligible for immediate sale in the public market without restriction (unless some of such shares are held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act). The remaining 424,999 shares of Common Stock held by existing stockholders upon completion of this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Of these shares, 169,999 are currently eligible for resale in the open market pursuant to Rule 144 under the Securities Act beginning 90 days after the date of this Prospectus. An additional 105,000 shares will become eligible for resale under Rule 144 on or prior to December 31,1997 and an additional 150,000 shares will become eligible for resale under Rule 144 on or prior to December 31, 1998. The 155,000 shares of Common Stock underlying warrants issued in conjunction with bridge financing will be eligible for sale under Rule 144 two years after exercise of the warrants. The Company and certain of its stockholders have agreed that they will not sell, directly or indirectly, any Common Stock, without the prior written consent of the Underwriter
(which will not be unreasonably withheld), for a period of one year from the date of this Prospectus. In additon, certain warrant holders have the right, subject to certain conditions, to participate in future Company registrations and to cause the Company to register certain shares of Common Stock owned by them upon exercise of currently outstanding warrants. See "DESCRIPTION OF SECURITIES-Shares Eligible for Future Sale."

     27. No Intellectual Property Protection/Possible Unavailability of Licenses. The Company holds no patents and has not made any patent applications. The Company believes that its use of the technology described in the DISCOVERSCREEN, IM3-D and LASERTAINMENT do not infringe upon patents or rights held by others, but the Company cannot give any assurances that such infringements do not exist.

     While the Company believes it will not be necessary to acquire additional technologies in order to market its current planned products, there is no assurance that the person or organization owning any additionally required technologies will grant licenses to the Company at all, or, if licenses are available, that the terms and conditions of such licenses will be acceptable to the Company.

                     SELECTED FINANCIAL DATA

     The following selected financial data of the Company at and for each of the fiscal yearsended February 29, 1996 and February 28, 1995 have been derived from audited financial statements of the Company. The selected financial data is qualified by reference to, and should be read in conjunction with, the financial statements for such periods and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations", included elsewhere in this Prospectus.

                                                  Nine Month Periods Ended
                    Year Ended     Year Ended     November 30,   November 30,
                    February 29,   February 28,     1996             1995
                         1996           1995      (Unaudited)    (Unaudited)

Revenues            $ 236,932      $ 134,411      $ 181,012      $ 174,808

Operating expenses:
   General and administrative -
   related party       33,660         48,520           --           33,660
   General and admini-
           strative   360,510        163,223        274,152        181,513

   Total operating
           expenses   394,170        211,743        274,152        215,173

Loss from operations (157,238)      ( 77,332)      ( 93,140)      ( 40,365)

Other Income (expense):
  Interest expense   ( 17,239)     (   3,813)      ( 33,485)      (   6,964)
  Miscellaneous income  2,442          2,483          6,325             753
  Loss on disposal of property
  and equipment     (   2,808)           -              -              -

  Total other income
           (expense)(  17,605)    (    1,330)      ( 27,160)      (   6,211)

     Net loss       $(174,843)     $( 78,662)     $(120,300)     $( 46,576)

Net loss per share  $(    .44)     $(     .15)    $(   1.72) (1) $(      .09)

Weighted average number of
shares outstanding   399,096       510,000          70,000 (1)       507,589


Notes:

1. The figures shown are as of November 30, 1996. As of the date of this Prospectus, there were 220,000 shares outstanding, and if such number of shares had been outstanding at November 30, 1996, the net loss would have been $(.55) per share.

   Management's Discussion and Analysis of Financial Condition
                     and Results of Operation


          This discussion of the financial condition and the results of operations of the Company should be read in conjunction with, and is qualified in its entirety by, the financial statements and notes thereto included elsewhere within the Prospectus, and the material contained in the "Risk Factors" and " Business" sections of the Prospectus.

OVERVIEW

     The Company is an advertising media company that started operations in 1993. It leases space for its advertising platforms from buildings, to which it pays concessions, typically, 20% of advertising revenue. Each platform has three panels, of which two are available for rent to advertisers and the third is used for public service purposes, such as a map, or an ad for a non-profit/charitable organization.

     The Company intends, with the proceeds of the offering to expand its operation to several other metropolitan markets, to add enhanced features to its platforms, and to increase the percentage of panels rented to advertisers.

RESULTS OF OPERATIONS

COMPARISON OF THE FISCAL YEAR ENDED FEBRUARY 29, 1996
WITH THE FISCAL YEAR ENDED FEBRUARY 28, 1995

Revenues

     Revenues for fiscal 1996 increased by 76% to $236,932 as compared to $134,411 for fiscal 1995. The increase resulted from the additional advertising sold due in part to the Company's installation of approximately
22 additional standard platforms. During these periods, per panel fees charged by the Company did not change. As of February 28, 1995 the Company had approximately 27 platforms and 50% of available ad panels were leased. As of February 29, 1996 the Company had approximately 49 plaforms and 48% of available ad panels were leased.

Loss from Operations

     The loss from operations for fiscal 1996 increased by 103% to ($157,238) as compared to a loss of ($77,332) for fiscal 1995. The increased loss from operations resulted from an increase of $182,427, or 86% in operating expenses, from $211,743 for fiscal 1995 to $394,170 for fiscal 1996. The increase in operating expenses related primarily to a one-time stock grant to an officer valued at $60,000, increased mimimum concession fees paid to buildings, (subsequently, the Company has negotiated some reduced minimum concession fees) increased uncollectible accounts receivable, promotional costs, and legal fees related to the Stock Redemption Agreement.

Other Income and Expenses

     Other income (expense) for fiscal 1996 increased by $16,275, to ($17,605) as compared to ($1,330) for fiscal 1995. The increased expense resulted primarily from increased interest expense of ($17,239) in fiscal 1996 as compared to ($3,813) in fiscal 1995, which arose from debt of approximately $350,000, most of which was incurred in connection with the re-purchase of shares of Common Stock owned by the previous majority shareholders and the settlement of certain accounts payable owed to them and, secondarily, to fund operations pending a proposed public offering.
COMPARISON OF THE NINE MONTH FISCAL PERIOD ENDED NOVEMBER 30, 1996
WITH THE NINE MONTH FISCAL PERIOD ENDED NOVEMBER 30, 1995 (UNAUDITED)

Revenues

     Revenues for the nine month period ended November 30, 1996, increased by 3.5% to $181,012 as compared to $178,808 for the nine month period ended November 30, 1995. All revenue was generated by the sale of ad space for the SKYWAY ADS platforms. The number of platforms, and the per panel fees, remained relatively constant during these periods.

Loss from Operations

     The loss from operations for the nine month period ended November 30, 1996, increased by 131% to ($93,140) as compared to a loss of ($40,365) for the nine month period ended November 30, 1995. The increased loss resulted from an increase of $58,979, or 27% in operating expenses, from $215,173 for the 1995 period to $274,152 for the 1996 period. The increase in operating expenses resulted from an increase of approximately $65,000 in uncollectible accounts; increased concession fees paid to buildings; increased costs (primarily,audit and professional) associated with the proposed public offering, and travel costs incurred in anticipation of a possible expansion of the Company's market. Management does not, in the future, expect to have problems of a similar magnitude, because of a new credit policy, as occured in this period with respect to uncollectible accounts.

Other Income and Expense

     Other income (expense) for the nine months ended November 30, 1996, increased by $20,949, or 337%, to ($27,160) as compared to ($6,211) for the nine months ended November 30, 1995. The increased expense resulted primarily from increased interest expense of ($33,485) for the period ended November 30, 1996, as compared to ($6,964) for the period ended November 30, 1995. The interest expense increase resulted from debt of approximately

$335,000, most of which was incurred in connection with the re-purchase of shares of Common Stock owned by the previous majority shareholders and the settlement of certain accounts payable owed to them and, secondarily, to fund operations pending a proposed public offering.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's current capital resources have been derived from the private sale of debentures (which were accompanied by warrants for the purchase of Common Stock) and from loans provided by financial institutions. As of November 30, 1996, the Company had approximately $15,000 in cash.

     Since inception the Company incurred net losses because of start-up expenses, fixed costs and financing costs. The Company is currently experiencing negative cash flow from operations (see "Statement of Cash Flow") and expects that such situation will continue until its debt is reduced and until a combination of expanded marketing efforts and product enhancements, all of which will be financed from the proposed public offering, lead to positive cash flow. As of November 30, 1996 the approximate break-even point for sales was $23,000 per month less one time expenses and less debt maintenance.

     The Company's future capital requirements relate to two major goals, each of which is reflected in the structure of the proposed public offering. If the minimum offering is sold, the Company will be able to pay off much of its debt, and commence modest additional marketing efforts. The Company expects that as a result of a minimum offering the Company can expand into a few new markets and put in place enough new units such that it would expect to generate cash flow sufficient to meet its on going operations and continue the modest expansion. If the maximum offering is sold, the Company will be able to pay off all of its debt, significantly expand its marketing efforts and significantly expand its range of enhanced product improvements.
  The Company's management expects that if a minimum offering is sold, proceeds will last a minimum of twelve months, and if a maximum offering is sold, proceeds will last a minimum of twenty-four months (unless additional capital were to be needed for expansion).

     The Company does not currently have in place any financing arrangements for working capital needs nor does the Company have any unused sources of liquidity other than its cash reserves and on-going sales. There is no arrangement for the Company's on-going capital equipment purchases. The Company believes it may be possible to develop a strategic alliance with a lager company that is in the out-of-home market but has not yet entered the markets identified by the Company. The Company could bring, to such a strategic alliance, product knowledge and trained personnel.

     The Company does have sufficient unused capacity with its existing ad spaces such that, if more were rented, it could generate revenue sufficient to cover its operating expenses and make minor capital investments. However, management's primary goal is to acquire the capital which will enable the Company to acquire units, both standard and specialized, and place them in new markets, thereby expanding capacity and leading to significantly greater revenues.

     If the Company's proposed public offering is not completed in the near future, it will seek alternate sources of financing, such as a private placement of equity, to provide its capital resources.

                       DILUTION

     The following discussion assumes that all of the purchase price for each Unit is allocated solely to the one share of Common Stock included therein; that none of the purchase price is allocated to the warrants; that the 204,999 shares of Preferred Stock, which automatically convert to Common Stock in connection with this offering, have been converted to 204,999 shares of Common Stock; and that the Common Stock bonus accrued at November 30, 1996 for 150,000 shares of Common Stock, not issued until December, 1996, was outstanding. In other words, this discussion assumes that 424,999 shares of Common Stock are outstanding prior to this offering.

     The Net Tangible Book Value of the Company at November 30, 1996 was $(631,589), or approximately $(1.49) per share (assuming that there were then 424,999 shares of Common Stock outstanding). "Net Tangible Book Value" represents the tangible assets of the Company (total assets less intangible assets) less all liabilities, excluding contingent liabilities. After giving effect to the sale of a minimum of 550,000 shares, and a maximum of 1,500,000 shares at $1.00 per share and the receipt of net proceeds therefrom, respectively, of $408,500 and $1,235,000, the Adjusted Net Tangible Book
Value of the Company at November 30, 1996 would have been $(223,089), or $(.23) per share, assuming sale of the minimum offering; and Net Tangible Book Value of $603,411, or $.31 per share if the maximum offering is sold. This represents an immediate increase in the Net Tangible Book Value of $1.26 per share to current holders of Common Stock and an immediate dilution of $1.23 per share to new investors, if the minimum is sold. If the maximum offering had been sold, there would have been an immediate increase in the Net
Tangible Book Value of $1.80 per share to current shareholders, and an immediate dilution of $.69 to new investors. Dilution per share is determined by subtracting net tangible book value per share after the offering from the offering price as illustrated by the following table:

                                                         Minimum       Maximum

Public Offering price per share . . . . . . . . . . . . . $  1.00    $ 1.00
Net Tangible Book Value per share
          at November 30, 1996. . . . . . . . . . . . $ (1.49)        $(1.49)
     Increase attributable to offering. . . . . . . . .$  1.26        $ 1.80
Net Tangible Book Value
         per share after offering . . . . . . . . . . . .$ (  .23)    $   .31
     Dilution to new investors . . . . . . . . . . . . $  1.23        $   .69


     The following table sets forth, as of January 31, 1997, a comparison of the respective investments of persons who are presently shareholders of the Company, and of persons who purchase Units, on both a minimum and maximum basis, in the public offering.

                    Total                                   Percent
          Amount    Capital   No. of     Percent            of Total
          Paid      Invest-   Shares     of Total           Shares Held
          Per Share  ment      Held      Capital Invested   After Closing

                                        Minimum/Maximum     Minimum/Maximum
CURRENT
INVESTORS
Common (1)
Shareholders$ .32    $ 70,500  220,000   10.3%/4.3%          22.6%/11.4%

Preferred(2)
Shareholders  .30      61,500  204,999    9.0%/3.8%          21.0%/10.7%

Average or
Total         .31     132,000  424,999   19.3%/8.1%          43.6%/22.1%

PUBLIC
INVESTORS(3)
Upon Completion of
 Minimum
 Offering    1.00     550,000  550,000      80.7%                56.4%

     Total           $682,000  974,999     100%                   100%

  Maximum    1.00   1,500,000 1,500,000     91.9%                 77.9%
    Offering

     Total         $1,632,000 1,924,999      100%                   100%

(1) Reflects the issuance of 70,000 shares for $10,500 cash and 150,000 shares for services valued at $60,000.

(2) These shares automatically convert to shares of Common Stock in connection with this offering.

(3)  No value is assigned to the Warrants included as part of the Units.

     The foregoing discussion assumes:  (i)  no exercise of the Warrants
included in the Units; (ii)   no exercise of the Underwriter's Unit Purchase
Option; and (iii) no exercise of currently outstanding options and warrants to purchase Common Stock. The issuance of shares upon the exercise of such options or warrants may result in additional dilution to shareholders. See "Capitalization", "Underwriting" and "Description of Securities - Stock Options and Warrants".

                         USE OF PROCEEDS

     The net proceeds to the Company from the sale of Units offered hereby, after deducting underwriting commissions, the underwriter's non-accountable expense allowance and the estimated offering expenses payable by the Company, are estimated to be $1,235,000, assuming the maximum offering is sold, and $408,500 if the minimum is sold. The Company intends to use the net proceeds from this offering substantially as follows:

                         If Minimum Sold                    If Maximum Sold


Repayment of Debt        $306,149 (1)                       $ 503,052 (2)

Marketing and
   Sales Promotion (3)     30,000                             421,000

Product Development
  and Introduction (4)     55,000                             240,000

Accumulated dividends to
   preferred shareholders  10,000                              10,000

Working Capital             7,351                              60,948

          Total          $408,500                          $1,235,000

(1) Includes $135,000 in principal amount of 10% subordinated debentures which mature on various dates in early 1997, and $171,149 in bank loans (which include bank loans of $135,000, long term debt of $23,485 and current portion of $12,664, as of November 30, 1996). The proceeds of these debentures and loans were used for "bridge financing" and working capital pending the completion of the Company's public offering. See "FINANCIAL STATEMENTS".

(2) Includes the items mentioned in footnote (1), above, plus $177,394 (as of November 30, 1996) in principal amount of 11% notes to Lease Brothers interests which are payable monthly through the year 2003, and $19,509 in Notes due shareholders, as of November 30, 1996. The obligation to the Lease Brothers was incurred in November, 1995, as part of a stock redemption agreement. See "CERTAIN TRANSACTIONS" and "FINANCIAL STATEMENTS".

(3) Includes sales materials, travel, sales and support staff and advertising.

(4) Includes IM 3-D, DiscoverScreen, and Lasertainment.

     The amounts set forth above reflect the Company's present proposed application of proceeds. The actual expenditure of proceeds may vary from the amounts indicated above, depending upon factors such as costs for marketing, the extent to which operating revenues are generated, and the extent to which the Company uses its present cash on hand.

     Pending utilization of the proceeds as described above, the funds will be invested temporarily in government securities, certificates of deposit, or other similar financial instruments.

                          CAPITALIZATION

     The following table sets forth the capitalization of the Company as of November 30, 1996, and, as adjusted, to reflect the sale of the minimum and maximum number of Units offered hereby.
                                                     As Adjusted
                   Outstanding as of             Minimum        Maximum
                   November 30, 1996            Offering       Offering

Bank debt          $135,000                     $ -0-          $ -0-
10% Debentures      135,000                       -0-            -0-

Notes-Shareholders   19,509                      19,509          -0-

Current Portion
    long-term debt   33,178                      20,514          -0-



Long-term debt (1)   23,485                       -0-            -0-

Long-term debt-
    related party   156,880                     156,880          -0-

Total short and
    long-term debt  503,052                     196,903          -0-

Redeemable convertible preferred stock (2):
   Series A; 99,999
   shares outstanding30,000                        -0-           -0-

  Series B; 105,000
  shares outstanding 31,500                        -0-           -0-

Total redeemable
    preferred stock  61,500                        -0- (2)       -0- (2)

Shareholders' equity (deficit):
     Common stock, 10,000,000 shares
           authorized and 70,000
           issued and
           outstanding       700                   9,750 (3)   19,250 (3)
     Additional paid-in
         capital           1,345                  522,295   1,339,295
     Accumulated equity
          (deficit)     (633,634)                (633,634)   (633,634)

    Total shareholder
     equity (deficit)   (631,589)                (101,589)(4) 724,911(5)
Total Capitalization   $( 67,037)                $ 95,314    $724,911

Number of Shares of Common
  Stock Outstanding       70,000                  974,999 (6) 1,924,999 (6)

(1) Does not include real estate lease obligations for SKYWAY ADS platforms nor office space.
(2) 265,000 shares of Preferred Stock, stated value $.30 each, are authorized; and automatically convert into an equivalent number of shares of Common Stock in connection with this offering, shown under "as adjusted".
(3) Subsequent to November 30, 1996, an additional 150,000 shares of Common Stock relating to a stock bonus,previously authorized and accrued at November 30, 1996, were issued.
(4) Reflects application of estimated net proceeds of 408,500 resulting from sale of minimum number of Units.
(5) Reflects application of estimated net proceeds of 1,235,000 resulting from sale of maximum number of Units.
(6) Does not include the possible exercise of outstanding warrants for the purchase of up to 145,667 shares(155,000 shares as of the date hereof), nor the possible conversion of convertible notes into 462,830 shares(based on November 30, 1996 note balances), nor the possible exercise of any warrants included as part ofthe Units offered hereby, or the Underwriter's Unit
Purchase Option.

                             BUSINESS

In General
     Illuminated Media Inc. (the "Company" or "IMI") is an advertising media company that has developed and is selling a new form of "out-of-home" advertising called "SKYWAY ADS". The Company's business involves the acquisition of leased spaces accessible to large numbers of pedestrians, the installation and maintenance of advertising platforms, and the marketing and sale of advertising used on those platforms. Photos of the platforms are contained on the inside front and rear covers of this Prospectus.

     The Company was incorporated in the State of Minnesota on March 9, 1993.

     The most typical form of "out-of-home" advertising is billboards, large displays intended to attract the attention and influence the spending decisions of passing motorists. SKYWAY ADS are intended to attract the attention and to influence the spending decisions of individuals passing on foot. Each SKYWAY ADS "platform" consists of three back-lit panels which hold transparent advertising messages. SKYWAY ADS are placed in skyway corridors and shopping centers, and can also be placed in parking ramps, bus and train stations, airports, and wherever there is a high volume of pedestrian traffic. SKYWAY ADS are presently used at locations throughout the central business/shopping districts of Minneapolis and St. Paul, Minnesota and at the Mall of America in suburban Bloomington, Minnesota.

Background:

     Advertising is often broken down into three categories: broadcast, print and "out-of-home". The first two categories include television, radio, newspapers, magazines, direct mail, telemarketing, and new forms such as ads on the Internet. Examples of out-of-home advertising are billboards along public highways, transit and airport posters, and storefront signs. SKYWAY
ADS are a form of out-of-home advertising directed toward individual consumers in metropolitan areas who are moving about on foot.

     Many metropolitan areas now have buildings connected by "skyways", and tunnels or concourses. The use of these skyways and other connections has, in many cities, created a new form and pattern of pedestrian traffic that does not use city streets or sidewalks. The Company calls these types of metropolitan areas, "Networked Cities."

     Before the advent of skyways, or similar connections, pedestrian traffic in cities took place along city sidewalks, or, in the case of suburban areas, in large enclosed malls. In the downtown areas of American cities that are inter-connected by skyways or underground concourses, most pedestrian traffic moves through those skyways or concourses. This allows pedestrians, whether shoppers, workers, visitors, or residents, to walk around a central business district, from building to building, without going outside, and without using city streets or sidewalks.

     In addition to the convenience for individuals traveling in downtown areas by foot, the development of downtown areas connected by skyways or concourses has brought advantages to building owners and business interests in the area as well. The development of connected downtowns was, in fact, a competitive response to suburban shopping malls, by offering a similar free flow of pedestrian traffic, unimpeded by vehicle traffic and by affording protection from inclement weather. Although no one portion of a downtown area typically has as large an open space as that in a typical suburban mall, collectively there are usually as many shops and stores "indoors" within the connected area as in any one suburban mall. The Company is of the view that the 52 blocks which are connected by skyway in downtown Minneapolis make it the largest "shopping mall" in the world. "Networked Cities" such as Minneapolis create a market for a new type of advertising which the Company is trying to deliver with its SKYWAY ADS platforms.

     Although individual stores and buildings have long used different advertising media to reach pedestrians, skyways and tunnels create a new category of wall space that is not within individual stores. This new category, which consists of walls along corridors and around public areas, is typically controlled by the building owner. This new category has, in the Company's view, created a new market for a different kind of advertising media.

     Although the Company's SKYWAY ADS platforms were originally designed for skyways and downtown corridors, the Company has placed some of its platforms in the Mall of America (the largest enclosed mall in the United States).
The Company intends to continue the exploration of shopping and suburban malls as a second major type of market for its platforms.

     The Company acquires, from building owners, in the areas where it operates, the right to use wall space for the purpose of installing platforms. Space is typically acquired under the terms of a 2 to 3 year lease and involves the payment to the building owner of a percentage of the revenues received, often with a minimum rental.

     After the lease is obtained, the Company installs one or more of its platforms. This requires making the necessary electrical connections and hanging the platform. After installation, the Company arranges for regular maintenance, inspection, and cleaning of the platform.

     After platforms are in place, the Company attempts to sell advertising for its platforms. It uses its own sales persons, and attempts to sell both to advertisers directly and to agencies.

The Skyway Ads Platform and Related Products

     Each SKYWAY ADS advertising platform has three 24 inch by 36 inch panels. It has a slim profile, extending no more than four inches from the wall. It has interior lighting, known in the advertising industry as "backlit". Platforms fit on the walls of skyway corridors, shopping malls (entrances and interiors), building lobbies, and transit/transportation facilities. The basic SKYWAY ADS platform holds three transparency ads in a sectored format, although a non-sectored format is also available.

     The Company has announced the availability of two new modifications for its SKYWAY ADS platform. One is a touchscreen interactive display called Discover
Screen .  The other is a thin film three-dimensional process called IM3-D.
Both of these devices are designed to fit within the standard SKYWAY ADS platform.

     DiscoverScreen

     The DiscoverScreen is based on recently developed technology already used in other products. Earlier technology could not, however, be placed within a four inch deep compartment, and could only be used in places, such as kiosks, that had more than four inches of depth. The DiscoverScreen allows passing pedestrians to push any one of several on-screen buttons which cause various types of information to appear on a screen. Then, depending on the interests and preferences of the user, additional information can be obtained, either on the screen, or in a printed format. Until recently, this technology, allowing use of the DiscoverScreen within the confines of the Company's four inch SKYWAY ADS platform, was not available.

     The Company has engineering drawings of DiscoverScreen, and has ordered the production of a prototype. The Company will, depending on the number of Units sold in this offering, purchase a number of DiscoverScreen units with some of the proceeds of this offering. See "Use of Proceeds."

     The Company expects that DiscoverScreen will appeal to passing individuals, and also allows the Company to sell an additional form of advertising space.

     IM3-D

     The IM3-D product is a thin film transparency, which presents a three-dimensional image to passing individuals. IM3-D costs substantially more to produce than standard transparencies used in SKYWAY ADS platforms, thereby presenting a barrier to the Company's sales to advertisers to date. The Company has prototypes of the IM3-D product which it shows to advertisers, but it has not yet installed any. The IM3-D product will fit in the standard SKYWAY ADS platform. The Company has obtained an exclusive license to use this product for commercial advertising purposes.

Markets

     As of November 30, 1996, there were 52 SKYWAY ADS platforms in place in the Minneapolis-St. Paul, Minnesota metropolitan area, 24 in the downtown skyway system of Minneapolis, 8 in St. Paul, and 20 at the Mall of America in Bloomington, Minnesota.

     Contracts have been signed, or are in the final stages of negotiation, for several platforms to be placed in the Calhoun Square specialty shopping mall in Minneapolis, and in the Des Moines Building in Des Moines, Iowa. The
Company has investigated the possible use of SKYWAY ADS in, among other cities, Dallas, Houston, Cincinnati, Sioux City, Iowa and Winnipeg.

     An article in the September 30, 1996, edition of Advertising Age magazine, which is the industry's primary trade publication, stated that "out-of-home" advertising is the smallest media sector when compared to broadcast and print, but that it is the second fastest growing sector in the advertising business. The article said that 1995 expenditures by all advertisers amounted to $160.9 billion, of which the "out-of-home" category amounted to $1.11 billion, or 0.7% of the total, which was an increase from 0.6% in 1994.

     The Company's three major target market sectors are Networked Cities, suburban shopping malls and office buildings, and Business Improvement Districts.

     "Networked Cities"

     Networked Cities have developed or are developing their downtown areas on theMinneapolis model; that is, the core blocks of retail, commercial and office development areconnected by a series of skyways and/or concourses (tunnels). Among the "Networked Cities" that the Company has identified so far are:
Minneapolis/St. Paul; Duluth and Rochester, Minnesota; Des Moines and Sioux City, Iowa; Dallas and Houston, Texas; Rochester, New York; Atlanta, Georgia; Charlotte, North Carolina; Cincinnati, Ohio; and the Canadian cities of Calgary, Edmonton, Montreal, Toronto and Winnipeg. There can be no assurance that the Company will be successful in placing SKYWAY ADS platforms in these cities or in selling SKYWAY ADS advertising.

     Suburban Shopping Malls and Office Buildings

     The Company has installed 20 SKYWAY ADS platforms at the entrances to the Mall of America in Bloomington, Minnesota. It has an agreement with Simon Property Group, the manager of the Mall of America to install SKYWAY ADS platforms, on a trial basis in three more properties managed by the same company: The Pavilion, in San Jose, California; Newport Centre, in Jersey
City, New Jersey; and Miller Hill Mall, in Duluth, Minnesota. Each of these is a smaller sized suburban mall, but it represents a possible expansion into this market category. The same management company owns and/or manages several other suburban mall properties around North America.

     The Company will explore expansion into shopping malls and other retail properties owned and/or managed by other property managers as well. The Company has also identified suburban office building lobbies as having appropriate characteristics for SKYWAY ADS units with Discoverscreen.

     Business Improvement Districts
     The Company has received substantial interest in the DiscoverScreen product from a diverse group of smaller cities and Business Improvement Districts ("BIDs) in larger cities. BIDs have been established in recent years to develop sections of many larger cities through tax incentives and other inducements. Examples of BIDs are New York City (34th Street BID and Times Square BID); Los Angeles (Fashion District BID); and Santa Monica, California.

     The Company also intends to take SKYWAY ADS and DiscoverScreen into suburban office buildings and similar properties.

Selling Ad Space

     The Company currently sells ad space to local and national accounts through its full-time staff of four, as of December 31, 1996. A Manager of Direct Marketing directs the telemarketing effort, which establishes meetings with ad agencies and potential advertisers. The Company uses walking tours of skyway or Mall of America locations, and/or videotape production of such locations as some of its sales tools.

     The Company expects to add a Director of Sales, who will develop and supervise a small staff of sales representatives and a Director of Properties and Operations, who will locate new markets and properties for the Company and oversee the administration of all markets and properties in which the Company has a presence.

Prospective Joint Marketing Ventures

     The Company has reached written agreement for a joint sales program with the publishers of Skyway News, a weekly newspaper distributed free to workers, shoppers and others who utilize the skyway systems in downtown Minneapolis and St. Paul. Under the proposed agreement, sales personnel from Skyway News will attempt to sell ad space for DiscoverScreen panels to their current local and national accounts in the Minneapolis-St. Paul area.
Although the Company and Skyway News will share the revenue stream, the Company will benefit from the sales efforts of Skyway News personnel.
     The Company has reached written agreement for a joint marketing agreement with Lasertainment, Inc., of Roseville, Minnesota to market its laser imaging services to the advertising community. Lasertainment is a production company specializing in industrial shows and special events, both indoor (closing time shows at shopping malls and/or at certain skyway locations) and outdoor (walls of buildings in downtown locations). The Company would market the Lasertainment services to several advertisers at the same location, as an adjunct to its existing out of home, indoor SKYWAY ADS platform.

Plans for Expansion

     The Company intends to use a significant amount of the net proceeds of this offering to expand its products and services into all identified markets:
Networked Cities, Suburban Shopping

Malls and office buildings, and BIDs.

     Within the following two years, the Company plans to expand into another ten Networked Cities in North America and to substantially expand its presence into numerous BIDs and suburban office centers and shopping malls.

     The Company plans to place SKYWAY ADS units with interactive DiscoverScreen in additional suburban shopping malls within the first year after the completion of this offering.

Competition

     The Company is offering advertisers what it considers a relatively new and effective medium for advertising directed at a relatively well defined group of potential buyers. Even so, the Company competes for advertising dollars with all other forms of advertising. This means that the Company is vulnerable to two major competitive threats: either advertisers could decide to direct more of their advertising dollars to other media, or strong competitors could enter the Company's existing marketplace or its potential markets before the Company does.

     The advertising industry is categorized into broadcast, print and "out-of-home" media. The first two include television, magazines, newspapers, radio, telemarketing and Internet, all of which compete in some sense, with the Company for a limited number of advertising dollars. Out-of-home includes billboards and other signage, roadside and rooftop billboards and other advertising signage, each of which also competes with the Company.

     There are no barriers to entry into the Company's marketplace by strong competitors, who can be expected to have much larger capital and larger sales organizations, so that they can obtain leased space more readily, and once obtained, can sell more readily to national and regional advertisers.

Intellectual Property Protection

     The Company has no patented products. The Company has applied for trademark protection for the names Illuminated Media Inc., DiscoverScreen, IM3-D, and SKYWAY ADS.

Regulation

     Generally, display advertising such as that engaged in by the Company is not subject to regulation. However, some municipalities require, or may require, local licensing, or pre-installation approval. The Company expects to be able to comply with substantially all of such regulation in a cost-effective manner.

Legal Proceedings

     The Company is not presently a party to any material pending legal proceedings.

Employees

     As of December 31, 1996, the Company had four full-time employees.

Property

     The Company leases approximately 1,500 square feet of office in downtown Minneapolis that it considers adequate for its current needs.

     The Company owns all of the SKYWAY ADS platforms which it uses.

                            MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information with respect to each of the Directors and Executive Officers of the Company:

     Name                     Age       Position(s) Held

     Robert H. Blank          55        Chief Executive Officer, Director
     Richard D. Kothe         44        President, Chief Financial Officer,
                                           Director
     Kenneth Olsen            35        Director
     Gail Emerson             48        Director
     Mark Verplaetse          44        Director
     Mark Hepburn             34        Director
     Steve Unverzagt          43        Director

     Robert H. Blank has been a director and officer of the Company since it was founded in 1993. In November, 1995 he became Chairman of the Board of Directors and Chief Executive Officer. Prior to 1993, Mr. Blank served, for three years, as Chief Financial Officer of the Coborn Trust in St. Cloud,
Minnesota. Prior to that, Mr. Blank spent over 12 years in the securities industry, ten years as a registered representative with various broker dealer firms and two years with the Minnesota Department of Commerce.

     Richard D. Kothe has been an officer and director of the Company since January, 1996. Prior to joining the Company, Mr. Kothe served as the President of the Kemps Marigold Credit Union of Minneapolis from 1993 to
1995. From 1991 to 1993 he was the President of his own firm, CU-Tech, which provided strategic and technology consulting services to small and medium size financial institutions with emphasis on credit unions. In the previous 10 years, Mr. Kothe worked in the marketing of technology services for companies including Anacomp and First Financial Management Corp. as well as three years with Citicorp/Citibank. Mr. Kothe has worked for or provided marketing and consulting services to financial institutions since 1975.

     Kenneth A. Olsen is the Director of Sales and Marketing for Staff-Plus, Inc., Minneapolis, Minnesota. He was appointed to the Board of Directors of Illuminated Media Inc. in December, 1995. Mr. Olsen received a B.A. degree in Education from the University of Minnesota-Duluth in 1985, and began his career in sales with Herman's World of Sporting Goods in St. Paul. Mr. Olsen remained in the sporting goods business until 1989, becoming District Sales Manager for Team Choice Sporting Goods Stores for the Minnesota-Wisconsin district. In 1989, Mr. Olsen joined Central Parking Systems in Denver, Colorado as a commercial property manager. In 1992, he returned to Minnesota and joined Staff-Plus. Mr. Olsen is active in the Minneapolis Downtown Council and chairs two Downtown Skyway events.

     Gail Emerson is President of Emerson Enterprises, Inc., a globally-focused marketing consulting firm she founded in 1988. She has a B.A. and M.S. from the University of Wisconsin-Madison. Her 20-year carer includes 3M, Carmichael-Lynch Advertising, and, most recently, her own business. She has successfully directed new product launches, new company start-ups, strategic market research projects, award-winning advertising campaigns, and innovative global expansion programs. Ms. Emerson's areas of expertise include marketing research, strategic marketing planning, and marketing communications. She mentors local micro-enterprise entrepreneurs and is a volunteer team leader for Global Volunteers, an international volunteer service organization.

     Mark Verplaetse has spent the last 18 years working in the computer technology arena. He has been employed by Apertus Technologies in Minneapolis, MN since 1994 providing service to Fortune 500 companies to develop and integrate their MIS networks. From 1992 to 1994 Mr. Verplaetse was an independent consultant working with Fortune 1000 companies in project development for computer technologies. He also worked for Data Trend of Mpls, MN from 1990 to 1992 as a Project Manager for MIS Development. Prior to that he spent 14 years, beginning in 1976 with Deluxe Corp., working in management of the MIS department.

     Mark T. Hepburn has been in various sales and executive positions with General Electric Company since 1985, and is currently Branch Manager of GE Supply for the Oklahoma City and Tulsa districts, and is responsible for all aspects of a $15 million wholesale distribution operation. Mr. Hepburn holds a Bachelor of Engineering degree from the University of Minnesota's Institute of Technology, and is a graduate of several GE programs, including the Experienced Manager Course, Advanced Financial Management Seminar, and Modern Marketing Program, among others. Mr. Hepburn is the oldest of two sons of Robert H. Blank, Chairman and CEO of the Company.

     Steve Unverzagt is currently Advertising Manager, Art Instruction Schools, Minneapolis and is also the owner of Sun Consulting, Inc., which holds certain marketing rights for 3-D technology currently being marketed by the Company.
Mr. Unverzagt has been Advertising and Promotions Manager for Rollerblade, Inc., and an account manager for Colle & McVoy Advertising, Inc., of Minneapolis, and Grey Advertising, Inc.'s Minneapolis office. Mr. Unverzagt received his Bachelor of Arts Degree from Augustana College, Sioux Falls, South Dakota, and took graduate studies at the University of Minnesota Medical School (Bio-Medical Research), and at South Dakota State University, Brookings, South Dakota.

     All directors of the Company hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their death, resignation, or removal from office. The officers of the Company are appointed by the Board of Directors and hold office until their successors are chosen and qualified or until death, resignation, or removal from office. There are no family relationships among any of the directors and officers except that Mark Hepburn is the son of Robert H. Blank.

Executive Compensation

     The following table sets forth all cash compensation paid by the Company, for the fiscal year ended February 29, 1996, to each of the Company's executive officers:

                                               Other Annual        Total
Name of Individual/Position  Cash Compensation Compensation (1)  Compensation
Robert H. Blank/                 $42,700          $60,000           $102,700
Chief Executive Officer

(1)  See fifth paragraph under "CERTAIN TRANSACTIONS."

     When its financial resources and performance permit, the Company will increase the compensation of its executive officers, and will possibly initiate some type of performance-based bonus arrangement for their benefit.

Employment Agreements

     Currently, the Company has no employment agreements with its two officers, but it has adopted a form of employment agreement, and it expects to enter into an employment agreement with such officers upon the completion of this offering.

Stock Option Plan

     The Board of Directors has adopted a Stock Option Plan as a tool to attract and retain key employees. As of the date of this Prospectus, no options have been granted under such plan.

Compensation of Directors

     Non-employee directors were not paid any fees or remuneration for services as members of the Board of Directors during fiscal year 1996.

Limitation of Director's Liability

     The Company has included provisions in its Articles of Incorporation and Bylaws to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the improper payment of dividends or redemption of stock or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify its directors and officers to the fullest extent permitted by Minnesota law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.
     Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be
permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       CERTAIN TRANSACTIONS

     The Company was formed in March, 1993 by Michael Lease and Mark Lease (the "Lease Brothers") and by Robert H. Blank, each of whom may be considered a founder of the Company. The Company issued an aggregate of 490,000 shares to such persons in consideration of services, valued at $4,900, rendered by them to the Company.

     Later in March, 1993, the Company acquired by assignment the rights of the Lease Brothers to an Asset Purchase Agreement, whereby the Lease Brothers had agreed to acquire the assets of Le Cole Indoor, a division of Le Cole, Inc. The price for such assets was $29,330. Concurrently, the Company entered into a Management Agreement with Lease Companies, a general partnership of the Lease Brothers, pursuant to which an aggregate of $93,300 in management fees were accrued through November, 1995, at which time the Stock Redemption Agreement, described below was executed. Such Management Agreement was terminated in November, 1995.

     In November, 1995 the Company executed and closed a Stock Redemption Agreement with the Lease Brothers, its two former major shareholders (who were also, at that time, officers and directors of the Company), and with an affiliated entity owned by them. Under such Agreement, the Company acquired or $.40 per share, or an aggregate of $176,000, all 440,000 shares owned by the Lease Brothers. In addition, the Company agreed to repay $109,300 in loans and advances made by the Lease Brothers. The Company made an initial payment of $100,000, and issued three 11% Promissory Notes for the balance of $185,300.
  All of such notes have a term of seven years and three months, maturing on March 1, 2003, are payable monthly, and are convertible at the option of the Lease Brothers (the "Lease Option"), with respect to any principal amount then outstanding, into shares of Common Stock of the Company at the rate of $.40 per share. (At November 30, 1996, the principal amount of such notes, which declines monthly, could have been converted into 443,485 shares of Common Stock.) One of such notes, in favor of the affiliated entity, in the original amount of $93,300, was secured by the assets of the Company and personally
guaranteed by Robert H. Blank, the Company's CEO.   The Company will prepay
part of the Notes to the Lease Brothers, including the Note to the affiliated entity, out of the proceeds of this offering, if greater than the minimum number of Units offered is sold. See "USE OF PROCEEDS."

     In November, 1995, in connection with the payment of $100,000 as part of the closing of the Stock Redemption Agreement, the Company borrowed $150,000 from one individual pursuant to the terms of a 10% Promissory Note, secured by all the assets of the Company and personally guaranteed by Robert H. Blank, the Company's present CEO. As part of that transaction the Company issued warrants for 50,000 shares at $.50 per share to such individual.

     In February, 1996, the Board of Directors authorized the issuance of 150,000 shares of Common Stock, valued at $.40 per share, or $60,000, to Robert H. Blank, Chief Executive Officer, as partial consideration for services previously rendered by him.

     In May, 1996, the Company obtained bank loans in the aggregate amount of $135,000, personally guaranteed by four individuals, the proceeds of which were used, in part, to repay the $150,000 10% Promissory Note of November, 1995, mentioned above. The Company issued warrants for an aggregate of 45,000 shares to such individuals, as part of this transaction. The Company will use part of the proceeds of this offering to repay this debt.

     During the period May, 1996 through January, 1997, the Company issued and sold an aggregate of $135,000 in principal amount of 10% Subordinated Debentures, and as part of such transaction, issued warrants for an aggregate of 45,667 shares. Two of the four purchasers were directors of the Company, and the terms of their purchase arrangement were the same as for non-affliated purchasers.

     In late January and early February, 1997, the Company issued and sold an aggregate of $28,000 in principal amount of 10% Subordinated Debentures to one officer/director and to one spouse of an officer/director, and as part of such transaction issued warrants for an aggregate of 9,333 shares. The terms of their purchase arrangements were the same as for non-affliated purchasers.

                     PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 1, 1997, and as adjusted to give effect to this offering by (i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock; (ii) each director and executive officer of the Company; and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons has sole voting and investment authority with respect to the shares of Common Stock set forth opposite their respective names.

                                                      Percent of Class (1)
                     Number of Shares                     After        After
Name and Address of Beneficially Owned       Before      Minimum      Maximum
Beneficial Owner   As of November 30, 1996  Offering  Offering (2)   Offering(3)

Robert H. Blank     216,600 (4)                49.4%        21.5%       10.9%
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Richard Kothe         2,666 (5)                   .1           *           *
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Kenneth Olsen          -0-
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Gail Emerson           -0-
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Mark Verplaetse      16,667 (5)                  3.8          1.7          .9
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Mark T. Hepburn       5,000 (5)                 1.2           .5            .3
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Steve Unverzagt         -0-
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Norm Winer            62,000 (5)                12.7          6.0         3.1
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Sona T. Plummer       46,345 (6)                9.8         4.5           2.3
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Rick Johnson          204,999 (7)               48.2%        21.0%        10.6%
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

                    * less than .1%

All executive officers
and directors as a
group (7 persons) (8)  240,933                  52.8%        24.0%       12.3%


(1) This calculation is based on 220,000 shares of Common Stock and 204,999 shares of Convertible Preferred Stock (which have the same voting rights as Common Stock and which are automatically convertible into Common Stock as part of this offering), or an aggregate of 424,999 shares outstanding with voting power as of November 30, 1996.

(2) Includes only the 550,000 shares and not the 550,000 warrants which are part of the Units.

(3) Includes only the 1,500,000 shares and not the 1,500,000 warrants which are part of the Units.

(4) Includes 150,000 shares of Common Stock authorized by the Company's Board of Directors in February,1996, and accrued as a liability, but not issued and delivered until December, 1996, after the date of the Company's November 30, 1996 unaudited financial statements, and includes, also, 16,600 shares (10,000 shares directly, and 6,600 shares pursuant to a warrant) owned by Mr. Blank's spouse. Mr. Blank disclaims any beneficial interest in such 16,600 shares.

(5) All of such shares are held only in the form of warrants for the purchase of shares of Common Stock.

(6) Of such shares, 10,000 shares of Common Stock are held directly and the remaining shares are held indirectly in the form of warrants for the purchase of 17,000 shares of Common Stock and notes convertible into 19,345 shares of Common Stock.

(7) Consists of Preferred Stock only. Some of such shares are held in the name of Mr. Johnson's children.

(8) This table does not take account of the possible exercise of presently outstanding warrants for the purchase of 155,000 shares, nor the possible conversion of notes into 462,830 shares as of November 30, 1996, (see
"CERTAIN TRANSACTIONS") nor the possible exercise of any warrants sold as part of this offering nor the possible exercise of any part of the Underwriter's Unit Purchase Option that is issuable upon completion of this offering, but does include all shares owned beneficially by the officer and director shown (including 30,933 shares subject to warrants).


                    DESCRIPTION OF SECURITIES
Units

     Each unit offered hereby consists of one share of Common Stock and one redeemable

Warrant. Warrants are immediately exercisable and separately transferable from the Common Stock. Each Warrant entitles the holder to purchase, at any time until redemption or five years following the Effective Date, two shares of Common Stock at an exercise price of $2.75 per share, subject to adjustment.

     The Company is not presently aware of any arrangements which may result in a change in its control, except to the extent that the successful completion of the offering described in this Prospectus would place more than 50% of outstanding voting shares in the hands of public investors.

Capital Stock

     The Company's authorized capital stock consists of 10,000,000 undesignated shares, $.01 par value. After the closing of this offering, there will be, prior to the automatic conversion of Preferred Stock, issued and outstanding 770,000 shares of Common Stock, in case of the sale of the minimum offering; and 1,720,000 shares of Common Stock in case of the sale of the maximum offering. After automatic conversion of Preferred Stock in connection with this offering, there will be 974,999 and 1,924,999 shares outstanding, respectively, in the event of a minimum or maximum offering.

     In addition, the Company has issued and outstanding 99,999 shares of Class A Convertible Preferred Stock, par value $.01, stated value $.30; and 105,000 shares of Class B Convertible Preferred Stock, par value $.01, stated value $.30. All outstanding shares of Preferred Stock will automatically be converted into shares of Common Stock in connection with this offering.

     As of the date hereof, there were three record holders of Common Stock and four record holders (but only one beneficial holder) of Preferred Stock.

Common Stock

     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefore, and to share ratably in the assets of the Company available upon liquidation.

     Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. The Class A and Class B Convertible Preferred Stock have the same voting rights as the Common Stock. Collectively these three classes of stock are referred to as the
"voting stock".   Accordingly, the holders of more than fifty percent of all of the outstanding shares of voting stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of the voting stock. Other matters to be voted upon by the holders of voting stock normally require the affirmative vote of a majority of the shares present at the particular shareholder's meeting. The Company's director's and officers as a group beneficially own 49.4% of the outstanding voting stock of the Company. Upon completion of this offering, assuming the minimum and maximum number of shares offered is sold, respectively, such persons will beneficially own either 21.5% or 10.9% of the outstanding shares.

     The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock or one or more additional series of Preferred Stock. The Board of Directors has no present plans to establish any such additional class or series.

Redeemable Warrants

     The redeemable warrants included as part of the Units will be issued under and governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and Norwest Bank as Warrant Agent (the "Warrant Agent"). The following summary of the Warrant Agreement is not complete, and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is part.

     The shares of Common Stock and the redeemable warrants offered as part of the Units are detachable and separately transferable. One redeemable warrant entitles the holder ("warrant holder") to purchase two shares of Common Stock during the five years following the Effective Date, subject to earlier redemption, provided that at such time a current Registration Statement relating to the shares of Common Stock issuable upon exercise of the warrants is in effect and theissuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Each redeemable warrant will be exercisable at a price equal to $2.75 per share, subject to adjustment in certain events.

     The redeemable warrants are subject to redemption by the Company, on not less than 30 days written notice, at a price of $.01 per warrant at any time following a period of 20 consecutive trading days where the per share closing price of the Common Stock exceeds $3.25 (subject to adjustment). For these purposes, the closing price of the Common Stock, if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of the redeemable warrants will automatically forfeit all rights thereunder except the right to receive the $.01 redemption price per warrant unless the redeemable warrants are exercised before they are redeemed.

     The warrant holders are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose. The redeemable warrants are in registered form and may be presented for transfer, exchange, or exercise at the office of the Warrant Agent. There is currently no established market for the redeemable warrants and there is no assurance that any such market will develop.

     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the redeemable warrants, to protect warrant holders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

     The redeemable warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of redeemable warrants being exercised.

Shares Eligible For Future Sale

     Upon completion of this offering, assuming sale of the maximum number of shares offered, and assuming the automatic conversion of 204,999 shares of
Convertible Preferred Stock into an equivalent number of shares of Common Stock, there will be 1,924,999 shares of Common Stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company (as defined in the Act).

     All the currently outstanding shares of Common Stock and Preferred Stock were acquired in reliance upon the "private placement" exemption provided by
Section 4(2) of the Securities Act and are deemed restricted securities within the meaning of Rule 144 ("Restricted Shares"). Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. Of the 424,999 Restricted Shares presently outstanding, 169,999 are eligible for sale under Rule 144 commencing on the 90th day following the Effective Date; and the balance of 255,000 will become eligible for sale under Rule 144, assuming all of the other requirements of Rule 144 have been satisfied. However, the holders of all Restricted Shares, except for two individuals who each own 10,000 shares, have agreed, as a condition of the Underwriting Agreement between the Company and the Underwriter, that they will not sell or grant any option for the sale of, or otherwise dispose of any equity securities of the Company (or any securities convertible into or exchangeable for equity securities of the Company) for 12 months after the date hereof, without the prior consent of the Underwriter, which will not unreasonably be withheld. See CAPITALIZATION and HIGH RISK FACTORS, No. 17, for information as to outstanding
options and warrants and securities convertible into Common Stock.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least two years from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities from the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

     In general, under Rule 701 as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company by exercising a stock option outstanding on the date of the offering is eligible to resell such shares 90 days after the date of the Prospectus in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144, including the holding period requirement. Currently, the Company has no stock options outstanding that could be exercised under Rule 701, and there are no plans to issue any such options in the foreseeable future.

     Following this offering, the Company cannot predict the effect, if any, that sales of the Common Stock or the availability of such Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales by existing shareholders of substantial amounts of Common Stock could adversely affect prevailing market prices for the Common Stock if and when a public market exists.

Minnesota Anti-Takeover Law

     The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all the other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

Transfer Agent and Registrar

     The Company has selected Norwest Shareowner Services, Norwest Bank Minnesota, N.A., 161 North Concord Exchange, P.O. Box 738, South St. Paul, Minnesota 55075-0738, telephone (612) 450-4061, to act as Registrar and Transfer Agent for the Company's Common Stock and Warrant Agent for the Redeemable Warrants.

Indemnification

     The Company's Bylaws and the provisions of the Minnesota Business Corporation Act, which govern the actions of the Company, provide that present and former directors and officers of the Company shall be indemnified against certain liabilities and expenses which any of them may incur as a result of being, or having been, a director or officer of the Company. Indemnification is contingent upon certain conditions being met, including, that the person: has not been previously indemnified by another party for the same matter; has acted in good faith; has received no improper personal benefit; and, in the case of a criminal proceeding, has no reason to believe that the conduct complained of was unlawful and reasonably believed that the conduct complained of was in the best interests of the Company, or in certain circumstances, reasonably believed that, the conduct complained of was not opposed to the best interests of the Company.

     In addition, the Company's Articles of Incorporation provide that a director of the Company shall not be liable for monetary damages for a breach of such director's fiduciary duty, except for a breach of the duty of loyalty, acts not in good faith or in knowing violation of law, violations of state securities laws, or for actions from which the director derived an improper personal benefit. The Company has not obtained directors and officers . liability insurance.

     Insofar, as the indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Articles of Incorporation, Bylaws and the provisions of the Minnesota Business Corporation Act, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           UNDERWRITING


     The Company through its Underwriter, Tuschner & Company, Inc., is offering hereby a Minimum of 550,000 Units and up to a Maximum of 1,500,000 Units at the offering price of $1.00 per Unit. The Company and the Underwriter have entered into an Underwriting Agreement whereby the Underwriter has been retained as the exclusive agent of the Company to use its best efforts to offer and sell these Units to the public in states in which this offering is authorized for sale. There is no assurance that any of the securities offered hereby will be sold, and there is no firm commitment from the Underwriter or any other broker-dealer or person to sell or pay for any Units offered hereby. The Underwriter intends to seek certain selected broker-dealers to participate in this offering, who must agree to act as agents in the sale of these securities and who are members of the National Association of Securities Dealers ("NASD").

     The Company will pay the Underwriter a 10% sales commission and a 3% nonaccountable expense allowance relating to the sale of the Units offered hereby of which $5,000 has been advanced. The Underwriter may reallow all or a portion of its agency selling commissions and expense allowance to any selected dealers in regard to Units sold by them in this offering. The Underwriting Agreement also provides for certain indemnification of the Underwriter and any selected dealers by the Company, including certain liabilities arising out of the Securities Act of 1933, as amended. Insofar as indemnification under this Act may be permitted by the provisions of the Underwriting Agreement, the Company is informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and thus unenforceable.

     All funds received for the sale of the Minimum 550,000 Units offered hereby will be deposited in an impoundment account with Bank Windsor, Minneapolis,
Minnesota, acting as Impoundment Agent pursuant to the terms of a written Impoundment Agreement, to be held until the earlier of (i) the date the minimum offering proceeds have been received in such escrow account, or (ii) the 60th day after the effective date of this Prospectus (plus an additional 30-day period if extended by the mutual consent of the Underwriter and the Company).
In the event the minimum offering is not sold during this 60-day after the effective date of this Prospectus (plus an additional 30-day period if extended by the mutual consent of the Underwriter and the Company). In the event the minimum offering is not sold during this 60-day period, or 90-day period if extended, the proceeds from the sale of Units in this offering will be refunded to subscribers promptly in full, without interest thereon or deduction therefrom. Until such time as the proceeds of this offering have been released from escrow, purchasers will be deemed subscribers and not shareholders of the Company, and they will have no right to demand return of their subscription payments during the escrow period. After sale of the Minimum Units, the Company and the Underwriter may continue to offer the balance of this offering for any remainder of the 60-day, or extended 90-day, period of this offering.

     The Underwriter has informed the Company that the Underwriter does not intend to confirm sales of Units offered hereby to any accounts over which it exercises discretionary
                                        -41-

authority.

     The Company also has agreed to issue a Unit Purchase Option granting the Underwriter the right to purchase that number of Units of the Company equal to 10% of the total Units sold in this offering, with this option exercisable over a four-year period commencing one year from the date of this Prospectus at an exercise price of $1.20 per Unit. The rights under this Unit Purchase Option are not transferable for a one-year period except to officers or shareholders of the Underwriter. The Unit Purchase Option contains standard adjustments to prevent dilution in the event of stock splits or dividends, mergers, or other business combinations, and other such events. In addition, these warrants also provide the Underwriter with certain registration rights including "piggy-back" participatory rights and a one-time demand registration right. If the Unit Purchase Option is exercised and any underlying securities of the Company are later sold at prices exceeding the exercise price of this option, the Underwriter may be deemed to have received additional underwriting compensation.

     Upon the exercise of each Warrant which is exercised after _____________, 1997, the Company will pay the Underwriter a fee of three percent (3%) of the aggregate exercise price, of which one percent (1%) may be re-allowed to any dealer who solicited the exercise (which may also be the Underwriter) if:
(i) the closing bid price of the Company's Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrant is solicited by a member of the National Association of Securities Dealers, Inc.; (iii) the Warrant is not held in a discretionary account; and (iv) the solicitation of the exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Securities and Exchange Act of 1934.

     The Units offered hereby are subject to prior sales or withdrawal, cancellation, or suspension of the offering without notice, and to the right of the Underwriter to reject offers to purchase such Units in whole or in part. There is no provision for any installment sales in this offering, and all shares of Common Stock involved in these Units will be fully-paid and nonassessable upon the Units being purchased in this offering.

     The Underwriter was incorporated in 1993 and commenced business as a Minneapolis-based broker-dealer in May, 1994. This is the second public offering in which it has served as a managing or lead underwriter or exclusive agent for the sale of securities.
     None of the officers or directors of the Company plan to purchase any of the Units offered hereby. Although affiliates of the Company may purchase Units in this offering in order to attain completion of the minimum offering hereby, the Company is not aware of any such planned purchase by an affiliate. Any such purchases will be made for investment purposes only, and not for redistribution.

     John M. Tuschner, President of the Underwriter, owns warrants for the purchase of 8,333 shares which were acquired as compensation for personally guaranteeing some of the Company's bank debt in 1996. See "CERTAIN TRANSACTIONS."

     Pursuant to the Underwriting Agreement, all directors and five percent shareholders of the Company have agreed not to sell, transfer or otherwise dispose of an aggregate of 404,999 shares of Common Stock during a one-year lock-up period commencing on the date of this Prospectus without the prior written consent of the Underwriter.

                    REPORTS TO SHAREHOLDERS

     The Company will furnish its shareholders with annual reports containing audited financial statements and a report by independent certified public accountants. The Company may also provide quarterly and other reports containing unaudited financial information.

                         LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Keller & Lokken, P.A., St. Paul, Minnesota. Certain legal matters will be passed upon for the Underwriter by Furber Timmer Zahn, PLLP, Minneapolis, Minnesota.

                            EXPERTS

     The balance sheets of the Company as of February 29, 1996 and February 28, 1995 and the related statements of income, shareholders' deficit and cash flows for the years then ended included in this Prospectus have been audited by Silverman Olson Thorvilson & Kaufmann, LTD, certified public accountants, as set forth in their reports thereon (which contains an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern and management's plans described in Note 2 of the financial statements) appearing elsewhere in the Registration Statement. Such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

              AVAILABLE AND ADDITIONAL INFORMATION

     The Company is not at present a reporting company under the Securities Exchange Act of 1934, as amended, and therefore is not required and does not file periodic reports with the Securities and Exchange Commission.

     The Company has filed a Registration Statement on Form SB-2 under the Securities Act(the "Registration Statement"), with respect to the securities offered hereby, with the Securities and Exchange Commission ("SEC") in Washington, D.C. This Prospectus, filed as part of the Registration
Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the SEC.
For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto, which may be inspected without charge, or copies of which may be obtained from the SEC's Washington, D.C. office, 450 Fifth Street N.W., Washington, D.C. 20549 upon payment of the prescribed fees. In addition, such information is available without charge through use of the SEC's EDGAR system, which allows interested persons to obtain on-line access to such information.

     Statements made in the Prospectus as to the contents of any contract, agreement or document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference.

     The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any exhibits to the Registration Statement. Inquiries should be directed to Richard D. Kothe, Illuminated Media Inc., 15 S. Fifth Street, Suite 715, Minneapolis, MN 55402, telephone number 612-338-3554, FAX 612-370-0381.

                    ILLUMINATED MEDIA, INC.

                      FINANCIAL STATEMENTS

                      For the Years Ended
            February 29, 1996 and February 28, 1995
                   and the Nine Months Ended
            November 30, 1996 and 1995 (Unaudited)








                        ILLUMINATED MEDIA, INC.

                   INDEX TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)






Independent Auditors' Report                                 1

Balance Sheet                                                2


Statement of Operations                                      3


Statement of Shareholders' Deficit                           4


Statement of Cash Flows                                    5-6


Notes to the Financial Statements                         7-16













                      INDEPENDENT AUDITORS' REPORT




Board of Directors and Shareholders
Illuminated Media, Inc.
Minneapolis, Minnesota



We have audited the accompanying balance sheet of Illuminated Media, Inc. as of February 29, 1996 and February 28, 1995, and the related statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illuminated Media, Inc. as of February 29, 1996 and February 28, 1995, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company's recurring losses, negative cash flows from operations and net working capital deficiency raise substantial doubt as to its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1996 financial statements do not include any adjustments that might result from the outcome of this uncertainty.




SILVERMAN OLSON THORVILSON & KAUFMANN LTD
CERTIFIED PUBLIC ACCOUNTANTS
Minneapolis, Minnesota

July 31, 1996, except for Note 2
   which is dated February 14, 1997


                              F-1


                        ILLUMINATED MEDIA, INC.

                             BALANCE SHEET

February 29, 1996 and February 28, 1995 and November 30, 1996 (Unaudited)


                                                               November 30,
                                                                  1996
      ASSETS                                1996    1995       (Unaudited)
Current assets:
  Cash                                     $ 4,795  $  -     $    15,767
  Accounts receivable, net of allowance for
    doubtful accounts of $24,818, $-0-
    and $67,132, respectively               10,287   7,400        30,310
  Prepaid expenses                           5,000    -            5,000
  Other receivables - related parties
                           (Note 3)          6,590     200           529

        Total current assets                26,672   7,600        51,606

Property and equipment, net (Note 4)        42,675  45,154        37,059
Other assets                                   398     597           249

          Total assets                   $  69,745 $53,351    $   88,914

  LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Checks drawn in excess of available
                            funds        $   -     $   245    $     -
  Note payable (Note 5)                   150,000       -           -
  Notes payable - bank (Note 6)              -          -        135,000
  Notes payable - shareholders (Note 7)    19,509    5,000        19,509
  Debentures payable (Note 8)                -          -         20,000
  Debentures payable-related party (Note 8)  -          -        115,000
  Accounts payable                         49,713   29,384        84,529
  Accrued expenses - related parties
                     (Note 15)             65,916   60,226        63,217
  Accrued expenses                          6,096    3,683         8,205
  Deferred revenue                           -       1,000           -
  Current portion of long-term debt
                     (Note 9)              11,710   10,329        12,664
  Current portion of long-term debt -
    related parties (Note 10)              12,826      -          20,514

        Total current liabilities         315,770  109,867       478,638

Long-term debt (Note 9)                    31,290   42,430        23,485
Long-term debt - related parties (Note 10)172,474      -         156,880

        Total liabilities                 519,534  152,297       659,003

Contingencies and commitments
            (Notes 14 and 15)                -         -            -

Redeemable preferred stock:
  Series A convertible preferred stock,
    $.30 stated value; 110,000 shares
    authorized and 99,999 shares issued
    and outstanding (Note 11)              30,000  30,000        30,000
  Series B convertible preferred stock
    $.30 stated value; 155,000 shares
    authorized and 105,000 shares issued
    and outstanding (Note 11)              31,500  31,500        31,500

        Total redeemable preferred stock   61,500  61,500        61,500

Shareholders' deficit:
  Common Stock, $.01 par value; 735,000 shares
    authorized and 70,000, 510,000 and 70,000
    issued and outstanding, respectively      700   5,100           700
  Additional paid-in capital                1,345   9,800          1,345
  Accumulated deficit                   (513,334)(175,346)      (633,634)

        Total shareholders deficit      (511,289)(160,446)      (631,589)
        Total liabilities, redeemable
         preferred stock and
         shareholders' deficit         $ 69,745  $ 53,351      $  88,914



              The accompanying notes are an integral part
                      of the financial statements.


                                    F-2


                           ILLUMINATED MEDIA, INC.

                           STATEMENT OF OPERATIONS

        For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)


                                                  November       November
                                                   30, 1996       30, 1995
                              1996      1995      (Unaudited)     (Unaudited)

Revenues                 $   236,932    $ 134,411  $  181,012       $  174,808

Operating expenses:
 General and administrative -
         related party        33,660       48,520        -              33,660
 General and administrative  360,510      163,223     274,152          181,513

  Total operating expenses   394,170      211,743     274,152          215,173

Loss from operations     (   157,238)    ( 77,332)  (  93,140)      (   40,365)

Other income (expense):
  Interest expense       (    17,239)    (  3,813)   ( 33,485)      (     6,964)
  Miscellaneous income         2,442        2,483       6,325               753
  Loss on disposal of
    property and equipment(    2,808)         -           -               -

  Total other income
        (expense)         (   17,605)     ( 1,330)    (27,160)      (     6,211)
      Net loss           $(  174,843)    $(78,662)  $(120,300)     $(    46,576)

Net loss per share       $(      .44)    $(   .15)  $(   1.72)     $(     .09)

Weighted average number of
  shares outstanding          399,096      510,000      70,000        507,589












                The accompanying notes are an integral part
                        of the financial statements.

                                        F-3



                               ILLUMINATED MEDIA, INC.

                                   STATEMENT OF SHAREHOLDERS' DEFICIT

             For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)


                                                     Additional
  Total
                                   Common Stock      Paid          Accumulated
  Shareholders'
                               Shares      Amount    In Capital    Deficit
  Deficit
Balance at February 28, 1994   510,000     $ 5,100   $  9,800      $( 96,684)
  $(81,784)

Net loss                        -            -            -         ( 78,662)
   (78,662)

Balance at February 28, 1995   510,000       5,100      9,800       (175,346)
  (160,446)

Common stock redemption
             (Note 12)         (440,000)    (4,400)   ( 8,455)      (163,145)
  (176,000)

Net loss                          -            -         -          (174,843)
  (174,843)

Balance at February 29, 1996     70,000         700     1,345       (513,334)
  (511,289)

Net loss (Unaudited)              -            -         -          (120,300)
  (120,300)

Balance at November 30, 1996
        (Unaudited)              70,000      $  700   $ 1,345      $(633,634)
  $(631,589)



                               The accompanying notes are an integral part
                                      of the financial statements.


                                        F-4




                          ILLUMINATED MEDIA, INC.

                          STATEMENT OF CASH FLOWS

        For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)


                                                     November 30,   November 30,
                                                     1996           1995
                                     1996     1995   (Unaudited)    (Unaudited)

Cash flows from operating activities:
  Net loss                       $(174,843)$( 78,662)$(120,300)     $(46,576)
  Adjustments to reconcile net loss
    to net cash used in operating activities
      Depreciation and amortization15,076     12,139     9,934        11,307
    Loss on disposal of property
        and equipment               2,808       -           -           -
    Decrease (increase) in assets:
      Accounts receivable        (  2,887)     3,575   (20,023)      (17,156)
      Prepaid expenses           (  5,000)       -         -             -
      Other receivables -
        related parties          (  6,390)   (   200)    6,061       (10,971)
    Increase (decrease) in liabilities:
      Accounts payable             20,329     17,277    34,816       ( 3,125)
      Accrued expenses -
         related parties           98,990     35,530   ( 2,699)       34,099
      Accrued expense               2,413      1,713     2,109      (  1,307)
      Deferred revenue            ( 1,000)   ( 7,100)      -        (  1,000)
        Net cash used in operating
             activities           (50,504)   (15,728)  (90,102)     ( 34,729)

Cash flows from investing activities:
  Purchase of property and
             equipment            (15,206)   (31,944)  ( 4,169)     ( 15,207)

Cash flows from financing activities:
  Increase (decrease) in note
              payable             150,000       -      (150,000)     150,000
  Proceeds from the issuance of:
    Notes payable - bank            -           -       135,000         -
    Note payable - shareholders    14,509       -          -           14,509
    Debentures payable              -           -        35,000         -
    Debentures payable-related
                 party              -           -       100,000         -
    Long-term debt                  -         59,362       -            -
  Redemption of common stock    (  84,000)      -          -        (  84,000)
  Payment of long-term debt     (   9,759)  ( 25,926)  (  6,851)    (   8,466)
  Payment of long-term debt -
           related parties           -          -      (  7,906)         -
  Increase (decrease) in checks drawn
    in excess of available funds(     245)       245       -         (    245)
        Net cash provided by
          financing activitie      70,505     33,681    105,243        71,798

Increase (decrease) in cash         4,795   ( 13,991)    10,972        21,862

Cash - beginning of year             -        13,991      4,795         -

Cash - end of year               $  4,795  $     -      $15,767     $ 21,862

                The accompanying notes are an integral part
                        of the financial statements.


                                    F-5


                          ILLUMINATED MEDIA, INC.

                          STATEMENT OF CASH FLOWS

        For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)


                                                    November       November
                                                    30, 1996       30, 1995
                             1996         1995      (Unaudited)    (Unaudited)

Supplemental disclosure of
    cash flow information:

  Cash paid for interest    $ 7,937       $ 3,099   $ 35,007        $  6,140


Supplemental schedule of non-cash investing and financing activities:

For the year ended February 29, 1996 and the nine months ended November 30, 1995:

The Company converted $93,300 of accrued expenses - related parties to a long-term note payable (Note 10).

As partial redemption of 440,000 shares of $.01 par value common stock, the Company issued long-term debt aggregating $92,000 (Note 12).








                The accompanying notes are an integral part
                        of the financial statements.

                                F-6



                        ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)



Note 1:     Summary of Significant Accounting Polices

       Nature of Organization:

      Illuminated Media, Inc. (formerly Skyway Advertising, Inc.) or the
      "Company" is engaged in the business of providing a medium for out-of-home advertising called Skyway Ads. Each Skyway Ad unit consists of three back-lit advertising panels. Skyway Ads units are located primarily in skyway corridors, shopping centers and parking ramps in the Minneapolis/
      St. Paul metropolitan area.

      Property and Equipment:

      Property and equipment is stated at cost. Depreciation is computed using accelerated methods and is charged to expense based on the estimated useful lives of the assets.

      Expenditures for additions and improvements are capitalized, while repairs and maintenance are expense as incurred.

      Other Assets:

      Other assets consist of organization costs and are being amortized straight-line over five years.

      Income Taxes:

      Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      Net Loss Per Share of Common Stock:

      Net loss per share is calculated based on the weighted average number of shares actually outstanding as the effect of including common stock equivalents would be anti-dilutive.

      Concentrations of Credit Risk:

      Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. Accounts receivable arise from the sale of advertising space to a diversified customer base located primarily in Minnesota. The
      Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers.


                                   F-7




                        ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)



Note 1:     Summary of Significant Accounting Polices (Continued)

          Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          New Accounting Pronouncements:

          The Company has not adopted Statement of Financial Accounting SFAS No.
123, Accounting for Stock-Based Compensation (SFAS 123) in fiscal 1996.  SFAS
123 is effective for years beginning after December 15, 1995 and prescribes accounting and reporting standards for all stock-based compensation plans.
Since the Company intends to elect continued recognition of certain stock-based compensation using the intrinsic value method prescribed under Accounting
Principles Board Opinion No.25, Accounting for Stock Issued to Employees, no effect on the Company's expense recognition is expected.

Note 2:     Continued Existence and Management's Plans

          During 1996, the Company incurred a net loss of $174,843 and negative cash flows from operations of $(50,504), resulting in a negative working capital of $(289,098) and an accumulated deficit of $(513,334) at February 29, 1996. As a result of this financial position, management believes that additional capital will be necessary to enable the Company to continue its operations.

          The Company has engaged a brokerage firm to raise a minimum of $550,000 to a maximum of $1,500,000 of capital through the sale of common stock in a public offering. Management believes that the amount to be raised and the expected improvements in operating results, will be adequate to fund the cash requirements of the Company through February 28, 1997. No assurance can be provided, however,that the amount of capital raised, if any, will be sufficient to meet these needs.

          As of February 14, 1997, the public offering had not commenced.



                                   F-8










                        ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)



          Note 3:     Other Receivables - Related Parties

          Other receivables - related parties consisted of the following at:
                                                       November 30,
                                   February  February        1996
                                   29, 1996  28, 1995  (Unaudited)

          Director/ shareholders   $   5,840 $    -     $       -
          Employee                       750     200          529

                                   $   6,590 $   200    $     529

          Other receivables are unsecured and due on demand.

          Note 4:     Property and Equipment

          Property and equipment consisted of the following at:

                                                            November
                                   February   February      30, 1996
                                   29, 1996   28, 1995      (Unaudited)
          Advertising panels       $ 66,663   $ 58,525      $  70,501
          Furniture                   1,217      1,217          1,548
          Equipment                   3,359      1,641          3,359
                                     71,239     61,383         75,408
 Less accumulated depreciation     ( 28,564)  ( 16,229)     (  38,349)

      Property and equipment, net  $ 42,675   $ 45,154      $  37,059

          All property and equipment is being depreciated over estimated useful lives of 5-7 years.

          Depreciation expense was $14,877 and $11,940 for the years ended
          February 29, 1996 and February 28, 1995, respectively. For the periods ended November 30, 1996 and 1995, depreciation expense was
         $9,785 and $11,158, respectively.

          Note 5:     Note Payable

          At February 29, 1996, note payable consisted of a short term loan bearing interest at 10%, payable at the earlier of March 27, 1996 or the closing of the Company's initial public offering. The note is secured by substantially all corporate assets and guaranteed by two of the Company's shareholders. In addition, the Company issued warrants to the note holder to purchase up to 55,000 shares of the Company's common stock at a per share price of $.50 (Note 14).



                                       F-9






                        ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)



          Note 6:     Notes Payable - Bank

          As of November 30, 1996, the Company has two notes from a bank aggregating $135,000. The notes bear interest at a variable rate (10.75% at November 30, 1996) and mature May 13, 1997. The notes are secured by substantially all corporate assets and personally guaranteed by four unrelated individuals. As inducement for these guarantees, the Company has issued these individuals warrants to purchase 45,000 shares of the Company's common stock at $.50 per share expiring September 1998 (Note 14).

          Note 7:     Notes Payable - Shareholders

          Notes payable - shareholders consisted of the following at:

                                                            November
                                        February  February    30, 1996
                                        29, 1996  28, 1995  (Unaudited)

          Note payable to an officer/shareholder
          with interest at 5%.  The note is unsecured
          and due on demand.            $ 5,000   $ 5,000   $ 5,000

          Note payable to a shareholder with
          interest at 12% payable monthly.  The
          note is secured by advertising panels
          and is due on demand.  At the option
          of the holder, the note can be converted
          into the Company's common stock at a
          conversion price of $.75 per share any-
          time before September 1999.     14,509       -      14,509

               Total notes payable -
                  shareholders          $ 19,509  $ 5,000     $19,509

Note 8:     Debentures Payable

          As of November 30, 1996, the Company has issued debentures aggregating
 $135,000. The debentures bear interest at 10% payable at various maturity dates through February 28, 1997. The debentures are secured by substantially all corporate assets. As inducement to the debenture holders, the Company issued warrants to purchase 45,667 shares of the Company's common stock, 21,667 expiring September 1998 and24,000 expiring November 1998 (Note 14). Debentures aggregating $115,000 and therelated warrants to purchase 38,667 shares of the Company's common stock were issued to a current shareholder and to two directors of the Company.


                                    F-10


                             ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)

Note 9:     Long-term Debt

          As of February 29, 1996, February 28, 1995 and November 30, 1996, the
Company has a note payable to a credit union aggregating $43,000, $52,759 and $36,149, respectively. The note accrues interest at 13.5% payable monthly. The note is secured by substantially all corporate assets and guaranteed by an officer/shareholder of the Company. The note matures in May 1999.

          Future maturities of long-term debt are as follows at February 28:

                    1997                $  11,710
                    1998                   13,393
                    1999                   15,317
                    2000                    2,580

                        Total           $  43,000

          Note 10:    Long-term Debt - Related Parties

          Long-term debt - related parties consisted of the following at:

                                                                  November
                                      February       February       30, 1996
                                      29, 1996       28, 1995     (Unaudited)
Note payable to a Partnership (Note 15)
owned by former officers/shareholders
of the Company with interest 11%,
principal and interest payable monthly
beginning April 1996.  The note is
secured by substantially all corporate
assets and is guaranteed by an officer/
shareholder of the Company.  The note
matures in March 2003.               $   93,300     $       -     $   89,320

Notes payable - common stock redemption
(Note 12) to two former officer/shareholders
of the Company with interest at 11%,
principal and interest payable monthly
beginning April 1996.  The notes are
secured by substantially all corporate
assets and are guaranteed by an officer/
shareholder of the Company.  The notes
mature in March 2003.                   92,000            -            88,074

                                       185,300            -           177,394
          Less current portion       (  12,826)           -         (  20,514)

  Long-term debt - related parties   $ 172,474      $     -         $ 156,880


                                      F-11



                             ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)


Note 10:    Long-term Debt - Related Parties (Continued)

          The holders of the notes payable - common stock redemption have an unqualified option to convert any remaining unpaid notes payable into shares of the Company's common stock at a conversion price of $.40 per share (Note 15).

          Future maturities of long-term debt - related parties are as follows at February 28:


                    1997                $    12,826
                    1998                     21,083
                    1999                     23,522
                    2000                     26,244
                    2001                     29,082
                    Thereafter               72,543

                                         $  185,300

Note 11:    Preferred Stock

       Series A Convertible/Redeemable Preferred Stock:

            The Company has outstanding 99,999 shares of voting, cumulative, convertible, redeemable series A preferred stock with a stated value of $.30 per share. Each share of series A preferred stock is convertible into one share of common stock beginning in June 1995 at the option of the holder, or is automatically converted at the date that the Company initiates a public offering of its capital stock. The holders of series A preferred stock have the right to require the Company to redeem all or a portion of the preferred shares at a redemption price equal to the stated value of the stock plus any accumulated and unpaid dividends. Dividends are payable annually on December 31 of each year, if declared, at a rate of 8% of the stated value of the preferred shares. No dividends were declared during the years ended February 29, 1996 and February
28, 1995 or during the period ended  November 30, 1996.

         Series B Convertible/Redeemable Preferred Stock:

            The Company has outstanding 105,000 shares of voting, cumulative, convertible, redeemable series B preferred stock with a stated value of $.30 per share. The holder of the shares has the option to either convert each share of series B preferred stock into one share of common stock or require that the Company redeem the preferred stock at a redemption price of $.50 per share. In addition, each share of series B preferred stock is automatically converted into one share of common stock at the date that the Company initiates a public offering of its capital stock. Dividends are payable monthly, if declared, at a rate of 8% of the stated value of the preferred shares. Series B preferred stock has dividend preferences over both common stock and Series A preferred stock. No dividends were declared during the years ended February 26, 1996 and February 28, 1995 or during the period ended November 30, 1996.



                                  F-12



                  ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)



          Note 12:    Common Stock Redemption

          During the year ended February 29, 1996, the Company redeemed 440,000 shares of its common stock by paying the shareholders $84,000 and issuing notes aggregating $92,000 (Note 10).

          Note 13:    Income Taxes

          For the years ended February 29, 1996 and February 28, 1995, the effective rate varies from the maximum federal statutory rate as a result of the following items:

                                               1996           1995
          Tax benefit computed at maximum
             federal statutory rate          (  34.0)%      (  34.0)%
          Loss to be carried forward            34.0           34.0

               Provision for income taxes         -  %            - %

          For the period ended November 30, 1996 and 1995, the effective rate varies from the maximum federal statutory rate as a result of the following items:

                                                1996              1995
                                             (Unaudited)       (Unaudited)
          Tax benefit computed at maximum
            federal statutory rate           (  34.0)%         ( 34.0)%
          Loss to be carried forward            34.0             34.0

               Provision for income taxes         -  %              - %

          For financial statement purposes, no tax benefit has been reported for the years ended February 29, 1996 and February 28, 1995 or the periods ended
November 30, 1996 and 1995 as the Company has had significant losses in recent years and realization of the tax benefit is uncertain. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset.

          Deferred taxes represent the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Temporary differences result primarily from using the cash basis of accounting for income tax reporting versus the accrual basis used for financial reporting, and from the net operating loss carryforwards.

                                     F-13



                        ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)

          Note 13:    Income Taxes (Continued)

          Deferred taxes consisted of the following at:
                                                            November
                                        February  February    30, 1996
                                        29, 1996  28, 1995  (Unaudited)
 Asset:
  Net Operating Loss carryforward      $37,400    $24,000   $63,600
  Adjustments to cash basis:
   Accounts payable                     34,000     20,000    41,700
   Accrued expenses                     15,000       -        9,800

   Net Deferred tax asset               86,400     44,000   115,100
   Less Valuation allowance            (86,400)   (44,000) (115,100)

        Net deferred tax asset        $      -    $      -  $     -

          The net change in the deferred tax valuation allowance was an increase of $47,400 and $21,000 for the years ended February 29, 1996 and February 28, 1995, respectively and $23,700 and $11,600 for the periods ended November 30, 1996 and 1995, respectively.

          As of February 28, 1996, the Company had net operating loss carryforwards for income tax purposes as follows:


               Carryforwards            Net Operating
                     Expires                     Loss
                February 28                  Carryforwards
                   2009                     $    60,000
                   2010                          43,000
                   2011                          56,000

                                            $   159,000

          Note 14:    Commitments and Contingencies

       Operating Leases:
            The Company leases space for its advertising panels from various skyway systems and shopping centers located in the Minneapolis and St. Paul area. These non-cancelable leases provide for contingent payments based upon a percentage (ranging from 8% to 40%, with the majority at 20%) of advertising revenues generated from each location. These leases have terms of two to five years and expire at various dates through November 1998.

            Rent expense for the years ended February 29, 1996 and February 28, 1995 was $58,945 and $24,182, respectively. For the periods ended November 30, 1996 and1995, rent expense was $55,200 and $43,106, respectively.

                                  F-14



                 ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)



          Note 14:    Commitments and Contingencies (Continued)

          Stock Warrants:

          During fiscal 1996, the Company issued warrants as an inducement for short-term financing and loan guarantees (Notes 5, 6 and 8). As of November 30, 1996, the following warrants to purchase shares of the Company's were outstanding and exercisable.

               Common Shares           Exercise Price
               Under Warrants          Per Share           Expiration Date
                  50,000               $ .50               November 1997
                   5,000               $ .50               February 1998
                  66,667               $ .50               September 1998
                  24,000               $ .50               November 1998

                 145,667

          Upon completion of the Company's initial public offering, the exercise price on the warrants to purchase 145,667 common shares, including 38,667 issued to a current shareholder and to two directors (Note 8), is adjusted to one-half of the price of the Company's common shares in its initial public offering.

          Significant Customers:

          During the years ended February 29, 1996 and February 28, 1995, the
Company had sales to five customers aggregating 46.7% and 46.3% of total sales, respectively.

          Note 15:    Related Party Transactions

          Lease Companies:

          During fiscal 1996 and 1995, the Company had a management agreement with Lease Companies, a partnership owned by former officers/shareholders of the Company. Pursuant to the management agreement, the Company will pay Lease
Companies $4,050 per month plus 10% of monthly revenue in excess of $21,500 in exchange for administrative, accounting and sales services. During the years ended February 29, 1996 and February 28, 1995, the Company incurred management fees of $33,660 and $48,520, respectively, of which $93,300 and $60,226 remained unpaid at February 29, 1996 and February 28, 1995. The unpaid management fees at February 28, 1995, are included in accrued expenses -related parties on the accompanying balance sheet. During 1996, the contract terminated and unpaid management fees were converted into a long-term note payable (Note
10). During the periods ended November 30, 1996 and 1995, management fees aggregated $0 and $33,660, respectively.


                                F-15


                        ILLUMINATED MEDIA, INC.

                   NOTES TO THE FINANCIAL STATEMENTS

      For the Years Ended February 29, 1996 and February 28, 1995 and the Nine Months Ended November 30, 1996 and 1995 (Unaudited)



          Note 15:    Related Party Transactions (Continued)

            Stock Grants:

          In fiscal 1996, an officer/shareholder of the Company was granted
150,000 shares of the Company's common stock in recognition for past service to the Company. The grant has been valued at $60,000 and is included in accrued expenses - related parties on the accompanying balance sheet at February 29, 1996 and November 30, 1996.

             Stock Options:

          During fiscal 1996 in connection with the redemption of the Company's common stock (Notes 10 and 12), the Company issued two former officers/ shareholders an unqualified option to convert their notes payable into shares of the Company's common stock at a conversion price of $.40 per share. The options expires in December 1997.

           During fiscal 1996 in connection with a loan from a Company shareholder (Note 7), the Company issued the shareholder an unqualified option to convert the note payable into shares of the Company's common stock at a conversion price of $.75 per share. The option expires in September 1999.

            During fiscal 1994, the Company sold series B convertible/redeemable preferredstock in a private placement (Note 11). In accordance with the private placement, all purchasers of the preferred stock received an option to purchase common stock at $.30 per share. In connection with the series B preferred stock issuance, a board member was issued an unqualified option to purchase 50,000 shares of preferred stock at an option price of $.30 per share. These options expires in January 1997.

            As of November 30, 1996, none of the options discussed above had been exercised.




                                    F-16












         [Photos of Skyway Ads platforms to be added]











                                45






  Until (insert date) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                      TABLE OF CONTENTS

  Summary of Offering. . . . . . . . . . . . . . . . . . . .
  The Company. . . . . . . . . . . . . . . . . . . . . . . .
  High Risk Factors. . . . . . . . . . . . . . . . . . . . .
  Selected Financial Data. . . . . . . . . . . . . . . . . .
  Management's Discussion. . . . . . . . . . . . . . . . . .
  Dilution . . . . . . . . . . . . . . . . . . . . . . . . .
  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . .
  Dividend Policy. . . . . . . . . . . . . . . . . . . . . .
  Capitalization . . . . . . . . . . . . . . . . . . . . . .
  Business . . . . . . . . . . . . . . . . . . . . . . . . .
  Management . . . . . . . . . . . . . . . . . . . . . . . .
  Principal Shareholders . . . . . . . . . . . . . . . . . .
  Certain Transactions . . . . . . . . . . . . . . . . . . .
  Description of Securities. . . . . . . . . . . . . . . . .
  Underwriting . . . . . . . . . . . . . . . . . . . . . . .
  Legal Matters. . . . . . . . . . . . . . . . . . . . . . .
  Experts. . . . . . . . . . . . . . . . . . . . . . . . . .
  Additional Information . . . . . . . . . . . . . . . . . .
  Financial Statements . . . . . . . . . . . . . . . . . . .
                _____________________________
  No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this
Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of the Company since the date hereof.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any state in which such offer or solicitation is not lawful, or to any person to whom it is unlawful to make such an offer or solicitation.


                                   46

                       1,500,000 UNITS



                    ILLUMINATED MEDIA INC.


              Each Unit Consists of One Share of
              Common Stock and One Common Stock
                   Warrant to Purchase Two
                    Shares of Common Stock





                     ____________________

                         PROSPECTUS
                     ____________________











                   TUSCHNER & COMPANY, INC.








                      March       , 1997




                                47



                           PART II

            INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 24.  Indemnification of Directors and Officers.

       Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees, and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the "Act"). See also Article VII of the Company's Articles of
Incorporation, filed herewith as Exhibit 3.1. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.

       Insofar as indemnification for liabilities arising out of the Securities
Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act, and is, therefore, unenforceable.

  Item 25.  Other Expenses of Issuance and Distribution.

       The estimated expenses of the Registrant in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:


           SEC Registration Fee                    $  3,709
           Blue Sky Registration Fees                 1,000
           NASD Filing Fee                            3,609
           Transfer agent                             7,500
           Printing and engraving                    12,000
           Legal                                     26,000
           Accounting                                16,000
           Miscellaneous                                182

                      Total:                        $70,000


       Note:     The foregoing estimated expenses do not include commissions, nor the Underwriter's non-accountable expense allowance, nor the fees and expenses of Underwriter's counsel, payable by the Registrant.


                              II-1



Item 26.    Recent Sales of Unregistered Securities.

       Since November 30, 1993, the Registrant has sold securities in the amounts, at the times and for the consideration listed below.

       a.   In February, 1994, the Registrant sold 105,000 shares of its Series
B Convertible Preferred Stock to one individual investor for $.30 per share, or an aggregate of $31,500. In connection with that transaction, the Registrant granted to such investor, for no additional consideration, an option (which has now expired, unexercised), until January 28, 1997, to purchase 50,000 shares of Preferred Stock at $.30 per share.

       b. In September, 1995, the Registrant sold to one individual a 12% note, in the aggregate amount of $14,509.00, which by its terms was convertible until September, 1999 to Common Stock of the Registrant at the rate of $.75 per share, or an aggregate of 19,345 shares.

       c. As part of a stock redemption agreement in November, 1995, with two individuals (who were officers and directors of the Registrant) and a business entity wholly owned by them, the Registrant issued three Promissory Notes to such persons in the aggregate principal amount of $185,300 and granted such persons an option for the life of the outstanding principal balance owing to them, to convert such balance into shares of the Registrant's Common Stock at $.40 per share (which, at November 30, 1996, would have entitled them to purchase up to 443,485 shares of Common Stock). The Registrant did not receive any separate consideration for the granting of such option.

       d. In November, 1995, in connection with a $150,000 loan transaction, the Registrant issued a Warrant for 50,000 shares to the individual who made the loan and subsequently issued a Warrant for an additional 5,000 shares to such individual, as part of an agreement to extend the maturity date of such loan.
The Registrant did not receive any separate consideration for the issuance of such Warrants.

       e. On various dates between May, 1996 and November, 1996, the Registrant sold an aggregate of $135,000 in principal amount of 10% Subordinated
Debentures, together with an aggregate of 45,667 Warrants to purchase Common
Stock to four individual investors (of whom two were directors of the Registrant). The Registrant did not receive any separate consideration for the granting of such Warrants.

       f. In February, 1996, the Board of Directors authorized the issuance of 150,000 shares of Common Stock, valued at $.40 per share, or $60,000, to Robert
H. Blank, Chief Executive Officer, as partial consideration for services previously rendered by him. Such shares were issued in December, 1996.

       g. In August, 1996, in connection with the obtaining of two bank loans aggregating $135,000, the Registrant issued Warrants for an aggregate of 45,000 shares of Common Stock to four individuals who personally guaranteed such loan.
In addition, as security for their guarantees, the Registrant issued 10% debentures to each of such individuals in an amount equivalent to that which they personally guaranteed, and such individuals have confirmed in writing that such debentures will bear interest and become due and payable only at such time, if ever, as there is a default on the bank loans and the individual advances funds to the bank. None of such individuals was an affiliate of the Company, although one was a principal of the Underwriter in this transaction. The
Registrant did not receive any separate consideration for the granting of such Warrants or Debentures.

       h. On various dates in late January, 1997, and early February, 1997, the Registrant sold an aggregate of $28,000 in principal amount of 10%
Subordinated Debentures, together with an aggregate of 9,333 Warrants to purchase Common Stock to

                                II-2

two individual investors (of whom one was an officer and director of the Registrant and the other a spouse of an officer and director). The Registrant did not receive any separate consideration for the granting of such Warrants.

       There were no underwriting discounts or commissions paid by the Registrant as part of any such transactions. However, a registered securities broker-dealer did assist with the loan transaction in November, 1995, described in Item 26.c., and, as a result, became entitled to a 7% cash commission, payable by the Registrant after the lender was repaid.

       All securities transactions listed for this Item 26 were made in reliance upon the exemptions from registration under Sections 3(b) and 4(2) of the Securities Act of 1933, as amended (in that sales were made to a small number of persons, many of whom were accredited investors, and all of whom were required to purchase for investment purposes only, and each of the instruments recited that they were issued for investment purposes only).

  Item 27.  Exhibits.

(a) Exhibits filed and to be filed. (i) The following Exhibits are filed as part of this Registration Statement:

1.1.    Form of Underwriting Agreement between the Registrant and Tuschner &
        Co.,Inc.
1.3.    Form of Escrow Agreement.
1.4.    Form of Impoundment Agreement.
3.1. Articles of Incorporation of the Registrant, dated March 9, 1993, with amendments.
3.2.    Bylaws of the Registrant, dated March 9, 1993, as amended May 5, 1993
4.2. Form of Warrant Agreement by and among the Registrant, the Underwriter, and the Warrant Agent, including a Form of Warrant Certificate.
4.3.    Form of the Registrant's 10% Subordinated Debenture Due September 30,
        1996, and other dates.
4.4.    Form of the Registrant's Warrant to Purchase Common Shares, expiring
        November 10, 1998, and other dates.
4.5.    Form of Maturity Extension Agreement for Debentures.
10.1.   Stock Redemption Agreement, dated November 28, 1995, between the
        Regisrant and various Lease Brothers entities, together with exhibits thereto, namely three promissory notes, a personal guaranty and a security agreement.
10.2.   Bridge Financing Agreement, dated November 27, 1995, between the
        Registrant and Norman Winer, together with exhibits thereto, namely
        Promissory Note, Security Agreement, Guaranty of Re-Payment, form of
        Subordination Agreement and form of Temporary Waiver of Right to Put.
10.3.   Form of lease with building for space for Skway Ad platform.
10.4.   Form of advertising contract for Skyway Ad.
10.5.   Lease Agreement between Registrant and its lessor.
10.6.   Registrant's Corporate Stock Option Plan.
10.7.   Form of Executive Employment Agreement.
24.1.   Consent of Silverman Olson Thorvilson & Kaufmann Ltd., Independent
        Auditor.
25.1. Form of Power of Attorney, running from each of the Registrant's directors namely Robert H. Blank, Richard D. Kothe, Gail Emerson, Mark
        Verplaetse, Kenneth A. Olsen, Steven Unverzagt, and Mark T. Hepburn, to
        Robert H. Blank and Richard D. Kothe, CEO and CFO of the Registrant, respectively,with respect to signing of this Registration Statement and any amendments.
27.1.   Financial Data Schedule.

       (ii) The following exhibits will be filed by amendment:


                                      II-3


1.2.    Form of Underwriter's Unit Purchase Agreement.
4.1.    Form of Common Stock certificate.
5.1.    Opinion of Keller & Lokken, P.A. regarding legality of securities.
24.2.   Consent of Keller & Lokken, P.A.  Contained in Exhibit 5.1 to this
        Registration Statement.

  Item 28.  Undertaking.

       a. Rule 415 Offering [Item 512(a) of Regulation S-B] The small business issuer will:

       (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            b.  Equity offerings of nonreporting small business issuers  [Item
512(d) of Regulation S-B]:

       The small business issuer will provide to the underwriter, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

            c.  Request for Acceleration of Effective Date  [Item 512(e) of
Regulation S-B]:

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities
(other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.

                                   II-4


                          Signatures

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration
Statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota, on February 14, 1997.

                                     ILLUMINATED MEDIA, INC.


                                     /s/Robert H. Blank
                                     By: Robert H. Blank,
                                           Chief Executive Officer

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

   Signature                      Title                 Dated:

  /s/ Robert H. Blank       Chief Executive Officer,    February 14, 1997
  Robert H. Blank           and Director (Principal
                            Executive Officer)


  /s/Richard D. Kothe      Chief Financial Officer,      February 14, 1997
                           President, and Director
                          (Principal Financial Officer,
                           Principal Accounting Officer)

                  * Director  )
  Gail Emerson                )
                              )
                  * Director  )
  Kenneth Olsen               )
                              )
                  * Director  )         By: /s/ Robert H. Blank
  Mark Verplaeste             )         Robert H. Blank
                              )         Attorney-in-Fact
                  * Director  )
  Steve Unverzagt             )
                              )         February 14, 1997
                  * Director  )
  Mark T. Hepburn             )

        * Executed by Robert H. Blank as Attorney-in-Fact


                                 II-5


                          Signatures

   In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration
Statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota, on February __, 1997.

                       ILLUMINATED MEDIA, INC.



                       By: Robert H. Blank,
                             Chief Executive Officer

   In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

   Signature                 Title                        Dated:

                             Chief Executive Officer,     February __, 1997
  Robert H. Blank            and Director (Principal
                             Executive Officer)


                             Chief Financial Officer,      February __, 1997
  Richard D. Kothe           President, and Director
                            (Principal Financial Officer,
                             Principal Accounting Officer)



                    Director  )
  Gail Emerson                )
                              )
                              )
                    Director  )
  Kenneth Olsen               )
                              )
                              )
                    Director  )         By:_______________________
  Mark Verplaeste             )         Robert H. Blank
                              )         Attorney-in-Fact
                              )
                    Director  )
  Steve Unverzagt             )
                              )         February __, 1997
                              )
                    Director  )
    Mark T. Hepburn           )


                                   II-6


As filed with the Securities and Exchange Commission on February 27, 1997.

                           Registration No. 33-
  -----------------------------------------------------------------------------

              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                          ---------


                           EXHIBITS

                              TO

                          FORM SB-2

                    REGISTRATION STATEMENT
                            Under
                  THE SECURITIES ACT OF 1933

                          ---------

                    ILLUMINATED MEDIA INC.

                   ----------------------------



                             II-7


INDEX TO EXHIBITS

     Exhibits                                        Page No.

  Filed Herewith:

1.1. Form of Underwriting Agreement between the Registrant and Tuschner &
     Co.,Inc.
1.3. Form of Escrow Agreement.
1.4. Form of Impoundment Agreement.
3.1. Articles of Incorporation of the Registrant, dated March 9, 1993, with amendments.
3.2. Bylaws of the Registrant, dated March 9, 1993, as amended May 5, 1993
4.2. Form of Warrant Agreement by and among the Registrant, the Underwriter, and the Warrant Agent, including a Form of Warrant
     Certificate.
4.3. Form of the Registrant's 10% Subordinated Debenture Due September 30,
     1996, and other dates.
4.4. Form of the Registrant's Warrant to Purchase Common Shares, expiring
     November 10, 1998, and other dates.
4.5. Form of Maturity Extension Agreement for Debentures.
10.1.Stock Redemption Agreement, dated November 28, 1995, between the
     Regisrant and various Lease Brothers entities, together with exhibits thereto, namely three promissory notes, a personal guaranty and a security agreement.
10.2.Bridge Financing Agreement, dated November 27, 1995, between the
     Registrant and Norman Winer, together with exhibits thereto, namely
     Promissory Note, Security Agreement, Guaranty of Re-Payment, form of
     Subordination Agreement and form of Temporary Waiver of Right to Put.
10.3.Form of lease with building for space for Skway Ad platform.
10.4.Form of advertising contract for Skyway Ad.
10.5.Lease Agreement between Registrant and its lessor.
10.6.Registrant's Corporate Stock Option Plan.
10.7.Form of Executive Employment Agreement.
24.1.Consent of Silverman Olson Thorvilson & Kaufmann Ltd., Independent
      Auditor.
25.1.Form of Power of Attorney, running from each of the Registrant's directors namely Robert H. Blank, Richard D. Kothe, Gail Emerson, Mark
     Verplaetse, Kenneth A. Olsen, Steven Unverzagt, and Mark T. Hepburn, to Robert H. Blank and Richard D. Kothe, CEO and CFO of the
     Registrant, respectively, with respect to signing of this Registration
     Statement and any amendments.
27.1.Financial Data Schedule.

   (ii) The following exhibits will be filed by amendment:
1.2. Form of Underwriter's Unit Purchase Agreement.
4.1. Form of Common Stock certificate.
5.1. Opinion of Keller & Lokken, P.A. regarding legality of securities.
24.2.Consent of Keller & Lokken, P.A.  Contained in Exhibit 5.1 to this
     Registration Statement.


                                 II-8

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